Exhibit 10.2.2

Arkansas Development Finance Authority

Industrial Development Revenue Bonds

(Big River Steel Project),

Tax-Exempt Series 2020

(Green Bonds)

CERTIFICATE CONFIRMING DEFINITIONS ANNEX

The undersigned parties each hereby certify that the attached Definitions Annex is the document referenced and incorporated in the various documents, agreements and certificates relating to the above-referenced bonds.

IN TESTIMONY WHEREOF, the undersigned has hereunto set my hand as of this 10th day of September, 2020.

[Signature pages follow]

ARKANSAS DEVELOPMENT FINANCE
AUTHORITY, as Issuer

By:	/s/ Bryan Scoggins
Bryan Scoggins, President

Signature Page to Certificate re Definitions Annex

U.S. BANK NATIONAL ASSOCIATION, as
Trustee

By:	/s/ David A. Schlabach
Name: David A. Schlabach
Title: Vice President

Signature Page to Certificate re Definitions Annex

BIG RIVER STEEL LLC

By:	/s/ David Stickler
David Stickler, Chief Executive Officer

BRS INTERMEDIATE HOLDINGS LLC

By:	/s/ David Stickler
David Stickler, Chief Executive Officer

BRS FINANCE CORP.

By:	/s/ David Stickler
David Stickler, Chief Executive Officer

Signature Page to Certificate re Definitions Annex

DEFINITIONS OF TERMS

“2019 Bond Financing Agreement” means that certain Bond Financing Agreement dated as of May 31, 2019, by and between the Bond Issuer, the Company, Parent and BRS Finance Corp.

“2019 Bond Indenture” means that certain Trust Indenture dated as of May 31, 2019, by and between the Bond Issuer and the trustee for the 2019 Bonds.

“2019 Bonds” means the bonds designated as the “Arkansas Development Finance Authority Industrial Development Revenue Bonds (Big River Steel Project), Series 2019” and any Additional Bonds issued pursuant to the 2019 Bond Indenture.

“2020 Bonds” means the bonds designated as the “Arkansas Development Finance Authority Industrial Development Revenue Bonds (Big River Steel Project), Tax-Exempt Series 2020 (Green Bonds).”

“ABL Agent” means Goldman Sachs Bank USA and any successors thereof under the ABL Facility, acting as administrative agents on behalf of the ABL Facility Lenders.

“ABL Cap Amount” has the meaning specified in the definition of “ABL Obligations.”

“ABL Claimholders” means, at any relevant time, the holders of ABL Obligations and/or the Excess ABL Obligations at that time, including the ABL Facility Lenders, issuing banks of letters of credit issued pursuant to the ABL Facility, the ABL Agent under the loan documents for the ABL Facility, the ABL Hedge Provider and the ABL Cash Management Provider (as each such term is defined in the Intercreditor Agreement), and the successors, replacements and assigns of each of the foregoing, and shall include, without limitation, any former ABL Facility Lenders, issuing banks of letters of credit issued pursuant to the ABL Facility, the ABL Agent, ABL Hedge Provider and ABL Cash Management Provider to the extent that any Obligations owing to such Persons were incurred while such Persons were ABL Facility Lenders, issuing banks of letters of credit issued pursuant to the ABL Facility, the ABL Agent, ABL Hedge Provider or ABL Cash Management Provider, as applicable, and such Obligations have not been paid or satisfied in full.

“ABL Facility” means (i) the Credit Agreement, dated as of August 23, 2017, among the Company, any Restricted Subsidiary of the Company designated as a “Borrower” or “Credit Party” thereunder, the lenders party thereto, Goldman Sachs Bank USA (or an affiliate thereof) as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness thereunder or under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated in an Officer’s Certificate delivered to the Trustee as “ABL Facility” until such time as the Company subsequently delivers an Officer’s Certificate to the Trustee to the effect that such facility will no longer constitute “ABL Facility”, including one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Lenders” means the lenders or holders of Indebtedness under the ABL Facility.

“ABL Obligations” means, subject to clause (5) hereof, the following:

(1) the “Obligations” (as defined in the ABL Facility);

(2)	all ABL Hedging Obligations (as defined in the Intercreditor Agreement);

(3)	all ABL Cash Management Obligations (as defined in the Intercreditor Agreement);

(4) to the extent any payment with respect to any ABL Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Fixed Asset Pari Passu Lien Claimholders, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of the Intercreditor Agreement and the rights and obligations of the ABL Claimholders and the Fixed Asset Pari Passu Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the loan documents for the ABL Facility are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the ABL Claimholders and the Fixed Asset Pari Passu Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “ABL Obligations”; and

(5) notwithstanding the foregoing, if the sum of: (1) Indebtedness for borrowed money constituting principal outstanding under the ABL Facility and the other loan documents for the ABL Facility; plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under the ABL Facility, is in excess of (i) so long as the Senior Secured Notes and the Obligations under the Term Loan Credit Agreement remain outstanding, $350,000,000 in the aggregate and (ii) after discharge in full (pursuant to a covenant defeasance, legal defeasance, upon maturity or otherwise) of the Senior Secured Notes and the Obligations under the Term Loan Credit Agreement and with the requisite consent of any other then-outstanding Pari Passu Lien Secured Parties necessary to effectuate required amendments to the Fixed Asset Pari Passu Lien Collateral Documents and the Intercreditor Agreement $500,000,000 (the “ABL Cap Amount”), then only that portion of such Indebtedness and such aggregate face amount of letters of credit equal to the ABL Cap Amount shall be included in ABL Obligations and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall only constitute ABL Obligations to the extent related to Indebtedness and face amounts of letters of credit included in the ABL Obligations.

“ABL Priority Collateral” means the following of any Grantor: (i) Accounts and chattel paper, in each case other than to the extent constituting identifiable proceeds of Fixed Asset Priority Collateral; (ii) deposit accounts, securities accounts and commodity accounts (and all cash, checks and other negotiable instruments, funds, securities, commodity contracts and other evidences of payment or other assets held therein) (but, in any event, excluding the Revenue Account (which will be used, among other things, for deposit of identifiable proceeds of Fixed Asset Priority Collateral), other Fixed Asset Accounts and the Fixed Asset Collateral Proceeds Account); (iii) all Inventory; (iv) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all documents, general intangibles, instruments, commercial tort claims, letters of credit, letter-of-credit rights and supporting obligations; provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise reasonably relate to any Fixed Asset Priority Collateral only that portion that evidences, governs, secures or reasonably relates to ABL Priority Collateral shall constitute ABL Priority Collateral; provided, further, that the foregoing shall not include any intellectual property; (v) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); (vi) insurance and claims against third parties to the extent arising on account of ABL Priority Collateral and all of the proceeds of and payments under all policies of business interruption insurance; and (vii) all proceeds and products of any or all of the foregoing in whatever form received, but excluding any property that is directly acquired prior to the commencement of any case or proceeding under the Bankruptcy Code or any similar Bankruptcy Law with cash proceeds of any ABL Priority Collateral and does not otherwise constitute ABL Priority Collateral upon its acquisition. Subject to certain provisions of the Intercreditor Agreement, upon a Discharge of Fixed Asset Pari Passu Lien Obligations, all Fixed Asset Priority Collateral shall become ABL Priority Collateral.

“Accounts” means all present and future “accounts” (as defined in Article 9 of the UCC), whether or not the UCC is applicable thereto, and shall include all rights of payment owed by an issuer of a credit or charge card.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act” means the Arkansas Development Finance Authority Act, Title 15, Chapter 5, Subchapters 1 through 3 of the Arkansas Code of 1987 Annotated, as amended.

“Act 9 Bond Documents” means (a) the Act 9 Trust Indenture, (b) the Act 9 Lease Agreement, and (c) that certain Payment in Lieu of Taxes Agreement dated as of April 30, 2015, between the City of Osceola and the Company, and all other documents executed in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Act 9 Bonds” means the bonds issued to Big River Steel Holdings LLC and assigned to Parent under the Act 9 Trust Indenture pursuant to Amendment 65 to the Constitution of State of Arkansas and Act No. 9 of the First Extraordinary Session of the Sixty-Second General Assembly of the State of Arkansas for the year 1960, codified as Ark. Code Ann. Sections 14,164-201 et seq. as amended.

“Act 9 Lease Agreement” means that certain Lease Agreement dated as of April 30, 2015, between the City of Osceola and the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Act 9 Trust Indenture” means that certain Trust Indenture dated as of April 30, 2015, between the City of Osceola, as issuer, and Regions Bank, as trustee for Parent as the owner of the Act 9 Bonds issued thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Act of Required Pari Passu Lien Secured Parties” means, as to any matter,

(1) from and after August 23, 2017, but prior to the Discharge of Pari Passu Lien Obligations, a direction in writing delivered to the Collateral Agent by or with the written consent of, the Required Term Lenders until the earliest of (x) the Discharge of Credit Agreement Obligations (as such term is defined in the Collateral Trust Agreement), (y) the Outstanding Term Loan Threshold Date (as such term is defined in the Collateral Trust Agreement) and (z) the First Specified Pari Passu Lien Debt Threshold Date (the date on which the earliest of the foregoing clauses (1)(x), (1)(y) and (1)(z) occurs, the “First Controlling Change Date”);

(2) from and after the First Controlling Change Date, but prior to the Discharge of Pari Passu Lien Obligations, a direction in writing delivered to the Collateral Agent by or with the written consent of, the Required Delayed Draw Term Lenders until the earlier of (x) the Discharge of Specified Pari Passu Lien Debt Obligations and (y) the Second Specified Pari Passu Lien Debt Threshold Date (the date on which the earlier of the foregoing clauses (2)(x) and (2)(y) occurs, the “Second Controlling Change Date”); and

(3) from and after the Second Controlling Change Date, but prior to the Discharge of Pari Passu Lien Obligations, a direction in writing delivered to the Collateral Agent by or with the written consent of, the holders of (or the Pari Passu Lien Debt Representatives representing the holders of) more than 50% of the aggregate outstanding principal amount of Pari Passu Lien Debt; provided, however, that if at any time prior to the Discharge of Pari Passu Lien Obligations the only remaining Pari Passu Lien Obligations are Secured Hedging Obligations, then the term “Act of Required Pari Passu Lien Secured Parties” will mean a direction in writing delivered by the Hedge Bank with the largest amount of Secured Hedging Obligations owed to it. For purposes of this definition, (a) Pari Passu Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding and neither the Company nor any Affiliate of the Company will be entitled to vote such Pari Passu Lien Debt and (b) votes will be determined as described in the Collateral Trust Agreement and in the Limited Offering Memorandum under the heading “SECURITY AND SOURCES OF PAYMENT FOR THE 2020 BONDS AND OTHER PARI PASSU LIEN DEBT—Collateral Trust Agreement—Voting”.

“Additional Bonds” means Bonds issued under Section 2.05 of the Bond Indenture.

“Additional Pari Passu Lien Debt” has the meaning specified in clause (1) of the definition of “Additional Pari Passu Lien Debt Designation”.

“Additional Pari Passu Lien Debt Designation” means a designation under the Collateral Trust Agreement pursuant to which the Company designates as Pari Passu Lien Debt thereunder any Funded Debt incurred by the Company or any Subsidiary Guarantor after August 23, 2017 in accordance with the terms of all applicable Pari Passu Lien Debt Documents that states that:

(1) the Company or such other Grantor intends to incur additional Pari Passu Lien Debt (“Additional Pari Passu Lien Debt”) which will be Pari Passu Lien Debt not prohibited by any Pari Passu Lien Debt Document to be incurred and secured by a Pari Passu Lien equally and ratably with all previously existing and future Pari Passu Lien Debt;

(2) specifies the name and address of the Pari Passu Lien Debt Representative for such Additional Pari Passu Lien Debt for purposes of the Collateral Trust Agreement;

(3) states that the Company and each other Grantor has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations to ensure that the Additional Pari Passu Lien Debt is secured by the Collateral in accordance with the Pari Passu Lien Security Documents;

(4) attaches a reaffirmation agreement contemplated by the Collateral Trust Agreement, which has been duly executed by the Company and each other Grantor; and

(5) states that the Company has caused a copy of the Additional Pari Passu Lien Debt Designation and the related Collateral Trust Joinder (if any) to be delivered to each then existing Pari Passu Lien Debt Representative.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“After-Acquired Property” means (i) equipment or fixtures acquired by the Company or any other Grantor after August 23, 2017 which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Fixed Asset Priority Collateral, (ii) any equipment, fixtures and real estate of the Company or any other Grantor acquired after August 23, 2017, (iii) all of the Capital Stock acquired after August 23, 2017 and held by the Company or any other Grantor (other than any Capital Stock that is an Excluded Asset), (iv) substantially all of the other tangible and intangible assets of the Company and each Grantor acquired after August 23, 2017 and

(v) any asset or other property, whether personal, real or other, that was designated as an “Excluded Asset,” which asset or other property ceases to constitute an Excluded Asset.

“Anti-Corruption Law” means any provision of the Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law.

“Applicable Collateral Agents” has the meaning given to such term in the Intercreditor Agreement and in the Limited Offering Memorandum under the heading “SECURITY AND SOURCES OF PAYMENT FOR THE 2020 BONDS AND OTHER PARI PASSU LIEN DEBT—Intercreditor Agreement”.

“Applicable Procedures” means, with respect to any selection of Bonds, the rules and procedures of the Depository, Euroclear and Clearstream that apply to such selection, transfer or exchange.

“Applicable Tax-Exempt Municipal Bond Rate” means the Comparable AAA General Obligations yield curve rate for the September 1, 2027 published by Municipal Market Data (“MMD”) five business days prior to the date fixed for redemption. If no such yield curve rate is established for the applicable year, the Comparable AAA General Obligations yield curve rate for the two published years most closely corresponding to such year will be determined, and the Applicable Tax-Exempt Municipal Bond Rate will be interpolated or extrapolated from those yield curves rates on a straight-line basis. This rate is made available by MMD and is available to subscribers at: www.tm3.com. In calculating the Applicable Tax-Exempt Municipal Bond Rate, if MMD no longer publishes the Comparable AAA General Obligations yield curve rate, then the Applicable Tax-Exempt Municipal Bond Rate will equal the Municipal Market Advisors Consensus Municipal yield curve rate for the applicable year, or will be based on a comparable industry standard. The Consensus Municipal yield curve rates are made available daily by Municipal Market Analytics, Inc. through Bloomberg (Command Prompt: CMMA) and if Municipal Market Analytics, Inc. no longer publishes the Consensus Municipal yield curve rate, then the Applicable-Tax Exempt Municipal Bond Rate will be determined by the Quotation Agent, based upon the rate per annum equal to the semiannual equivalent yield to maturity of those tax-exempt general obligation bonds rated in the highest rating category by Moody’s and S&P with a maturity date equal to September 1, 2027 and having characteristics (other than the rating) most comparable to such 2020 Bonds, in the judgement of the Quotation Agent.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction, other than a Specified Sale and Lease-Back Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 6.03 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than: (a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged or worn out property or assets in the ordinary course of business or consistent with industry practice or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course, (iii) assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Company), (iv) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business and (v) assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Company and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course; (b) the disposition of all or substantially all of the assets of the Company or a Restricted Subsidiary in a manner permitted pursuant to the provisions of 6.12 of the Bond Financing Agreement (other than under Section 6.12(b)(2)) and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT— Covenants of the Company—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (other than under clause (2) of the fourth paragraph thereof) or any disposition that constitutes a Change of Control; (c) any disposition in connection with the making of any Restricted Payment that is permitted to be made pursuant to Section 6.01 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments” or any Permitted Investment or any acquisition otherwise permitted by the Bond Financing Agreement; (d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value for any individual transaction or series of related transactions of less than the greater of $30.0 million and 20.0% of Consolidated EBITDA of the Company for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition; (e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (and in the event such disposition of property or assets or issuance of securities was made by the Company or a Guarantor, such disposition of property or assets or issuance of securities is made to a Guarantor); (f) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business; (g) (i) the lease or sub-lease, assignment, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice, (ii) the lease or sub-lease, assignment, license or sublicense of, or co-location arrangement relating to, any real or other property of the Company and its Restricted Subsidiaries for the purpose of facilitating the use by other Persons of such real or other property in connection with the conduct by such other Persons (or their affiliates) of a Similar Business and, in connection with which, the Company or a Restricted Subsidiary or a Parent Company enters into a contract or arrangement with such other Person for the sale or acquisition of products or services, and (iii) the exercise of termination rights with respect to any lease, sub-lease, assignment, license or sublicense or other agreement or arrangement; (h) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary; (i) foreclosures, condemnation, expropriation, eminent domain or any similar action (including, for the avoidance of doubt, any casualty event) with respect to assets or the granting of Liens not prohibited by the Bond Financing Agreement; (j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility, sales of receivables in connection with Receivables Financing Transactions or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings; (k) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after August 23, 2017, including asset securitizations permitted by the Bond Financing Agreement; (l) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof; (m) the licensing or sub- licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice; (n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice; (o) the unwinding of any Hedging Obligations; (p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; (q) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; (r) the granting of a Lien that is permitted under Section 6.06 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT— Bond Financing Agreement—Covenants of the Company—Liens;” (s) the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable law; (t) the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under the Bond Financing Agreement, which assets are not used or useful in the principal business of the Company and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition permitted under the Bond Financing Agreement; (u) dispositions of property to the extent that such property is exchanged for credit against the purchase price of the same or similar replacement property; (v) the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction; and (w) dispositions of property in connection with any Specified Sale and Lease-Back Transaction.

“Assigned Agreements” shall mean any agreement, contract or record to which any Grantor is now or may hereafter become a party, in each case as such agreements, contracts or other records may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation or Sale and Lease-Back Transaction of any Person, (i) in the case of a Capitalized Lease Obligation or a Sale and Lease-Back Transaction that constitutes a Capitalized Lease Obligation, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP or (ii) in the case of a Sale and Lease-Back Transaction that does not constitute a Capitalized Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended determined in accordance with GAAP.

“Authenticating Agent” means the Trustee and the Registrar for the Bonds and any bank, trust company or other Person designated as an Authenticating Agent for the Bonds by or in accordance with Section 6.13 of the Bond Indenture.

“Authorized Company Representative” means the person or persons designated at the time to act on behalf of the Company by written instrument furnished to the Issuer and the Trustee, containing the specimen signature of such person or persons and signed by any officer of the Company. Such instrument may designate an alternate or alternates.

“Authorized Denominations” shall mean, with respect to the 2020 Bonds, $100,000 or any integral multiple of $5,000 in excess thereof.

“Authorized Issuer Representative” means the Chairman, Vice Chairman, President or any Vice President of the Bond Issuer, or any other person at the time designated to act on behalf of the Bond Issuer by written certificate furnished to the Company and the Trustee containing the specimen signature of such person and signed by the Chairman, Vice Chairman, President or any Vice President of the Bond Issuer. Such certificate may designate an alternate or alternates each of whom shall be entitled to perform all duties of the Authorized Issuer Representative.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors, including for greater certainty, any such law in respect of corporation arrangement, reorganization or scheme, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, or arrangement (including corporate statutes).

“Base Date” has the meaning ascribed to such term in Section 6.01(a) of the Bond Financing Agreement.

“Beneficial Owner” means, with respect to the Bonds, a Person owning a Beneficial Ownership Interest therein, which has provided written notice to the Trustee of its Beneficial Ownership Interest of such Bond.

“Beneficial Ownership Interest” means the right of the owner to receive for its own account, held directly or indirectly with a Direct Participant or Indirect Participant, payments made by the Bond Issuer with respect to a specified principal amount of Bonds with a specified CUSIP held by the Depository under a Book-Entry System pursuant to the Bond Indenture.

“BFA Loan” means the loan of the proceeds of the Bonds from the Bond Issuer to the Company, pursuant to the Bond Financing Agreement, and evidenced by the Series 2020 Note.

“BFA Loan Obligations” means the obligations of the Company and the Guarantors under the Bond Financing Agreement and the Series 2020 Note.

“Board of Directors” means, for any Person, the board of directors, board of managers or other governing body of such Person or, if such Person does not have such a board of directors, board of managers or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors.

“Bond Counsel” means collectively, Mitchell, Williams, Selig, Gates & Woodyard, PLLC, and Ballard Spahr LLP, or any other firm of attorneys (other than an employee of the Company) satisfactory to the Bond Issuer and nationally recognized as experienced in matters relating to the tax-exempt status of obligations issued by or on behalf of states and political subdivisions.

“Bond Documents” means the Bond Indenture, the Bond Financing Agreement, the Purchase Agreement, the Series 2020 Note and the Fixed Asset Pari Passu Lien Collateral Documents.

“Bond Financing Agreement” means that certain Bond Financing Agreement by and between the Bond Issuer, the Company, Parent and BRS Finance Corp. to be dated as of the Closing Date.

“Bond Financing Payments” means payments by the Company pursuant to the Bond Financing Agreement towards the principal of, premium, if any, and interest on the Bonds and related expenses.

“Bondholder” “Holder” or “Holder of a Bond” at any time, means the Person in whose name a Bond is registered on the Register pursuant to the Bond Indenture.

“Bond Indenture” means that certain Trust Indenture to be dated as of the Closing Date, by and between the Bond Issuer and the Trustee.

“Bond Issuer” means the Arkansas Development Finance Authority, a public body corporate and politic created and existing under the Act together with its successors and assigns.

“Bond Issuer Board” means the Board of Directors of the Bond Issuer.

“Bond Resolution” means (a) when used with reference to the 2020 Bonds, the resolution of the Bond Issuer Board providing for their issuance and approving the Bond Financing Agreement, the Bond Indenture and the Purchase Agreement and related matters; and (b) when used with reference to an issue of Additional Bonds, the resolution of the Bond Issuer Board providing for the issuance of the Additional Bonds and approving any amendment or supplement to the Bond Financing Agreement, any Supplemental Indenture and related matters.

“Bonds” means the 2020 Bonds and any Additional Bonds.

“Book-Entry Form” or “Book-Entry System” means a form or system, as applicable, under which (a) the Beneficial Ownership Interests may be transferred only through a book-entry-only system and (b) physical Bond certificates in fully registered form are registered only in the name of a Depository or its nominee as Holder, with the physical Bond certificates “immobilized” in the custody of the Depository or the Trustee.

“Borrower Bonds” mean any Bonds of which ownership is registered in the name of the Company or any Affiliate of Company.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Company that is registered as a broker-dealer under the Exchange Act or any other applicable laws requiring such registration.

“BRS Finance” means BRS Finance Corp., a Delaware corporation.

“BRS Intermediate” means BRS Intermediate Holdings LLC, a Delaware limited liability company.

“Business Day” means any day that is not a Legal Holiday.

“Capex Equity” means Capital Stock of the Company issued to Parent, the Net Cash Proceeds from the issuance of which, and other cash equity capital contributions by Parent to the Company, the Net Cash Proceeds of which, are used for purposes of Expansion Capital Expenditures.

“Capital Expenditures” means all expenditures made by the Company, a Subsidiary Guarantor or a Restricted Subsidiary, as applicable, for the acquisition, leasing (pursuant to a capital lease of fixed or capital assets), construction, development or improvement of assets or additions to equipment (including replacement, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or

(c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities, Indebtedness incurred in connection with a Sale and Lease-Back Transaction, Indebtedness incurred in the ordinary course of business of the Company, Capitalized Lease Obligations or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering” but does include the obligations of the Company pursuant to the 2019 Bond Financing Agreement and the Bond Financing Agreement.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Bond Financing Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to the Bond Financing Agreement and the Continuing Disclosure Agreement.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Euros, Yen, Canadian Dollars, Pounds Sterling or any national currency of any participating member state of the EMU; or (b) in the case of any Foreign Subsidiary or any jurisdiction in which the Company or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(3) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the United States dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company) and, in each case, maturing within 36 months after the date of acquisition;

(7) marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company);

(8) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition;

(9) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case, having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company) with maturities of 36 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company) with maturities of 36 months or less from the date of acquisition;

(11) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company);

(12) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above; and

(13) solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph. Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts, except amounts used to pay non-dollar denominated obligations of the Company or any Restricted Subsidiary in the ordinary course of business, are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement entered into from time to time by the Company or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Obligations” means Obligations in connection with, or in respect of, Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, employee credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft protections, automatic clearing house arrangements and fund transfer services, return items and interstate depository network services), (c) foreign exchange, netting and currency management services, (d) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements and (e) any other related services or activities.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary substantially all of whose assets consists (directly or indirectly through disregarded entities) of the Capital Stock or indebtedness (in the case of indebtedness, to the extent such indebtedness is treated as equity for U.S. federal income tax purposes) of one or more Subsidiaries that are CFCs.

“Change of Control” means the occurrence of any of the following after the Closing Date:

(1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation, amalgamation or business combination) of all or substantially all of the assets of Parent or the Company and its Subsidiaries, in each case, taken as a whole, to any Person other than one or more Permitted Holders;

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) (a) any Person (other than a Permitted Holder) or (b) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests of the Company representing more than fifty percent (50.00%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (it being understood and agreed that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded), unless the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Company; or

(3) the Company ceases to be directly wholly-owned by Parent.

“Change of Control Offer” means an electronically delivered or mailed redemption notice with respect to all Outstanding Bonds pursuant to the terms of the Bond Indenture pursuant to which the Company will make an offer to purchase all of the 2020 Bonds as further described in Section 6.08 of the Bond Financing Agreement and in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Offer to Repurchase Upon Change of Control.”

“Clearstream” means Clearstream Banking, Société Anonyme and its successors.

“Closing Date” means, with respect to the 2020 Bonds, the date of delivery of and payment for the 2020 Bonds, being September 10, 2020, and with respect to any Additional Bonds, the date of their delivery and payment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.

“Collateral Agent” means U.S. Bank National Association, in its capacity as the collateral agent under the Collateral Trust Agreement.

“Collateral Trust Agreement” means the Collateral Trust Agreement dated as of August 23, 2017, among the Collateral Agent, Goldman Sachs Bank USA, as administrative agent, U.S. Bank National Association, as trustee under the Notes Indenture, the trustee for the 2019 Bonds, the Trustee, the Commercial Building Lender, the Equipment Lessor, and each other Pari Passu Debt Representative with respect to Pari Passu Lien Obligations from time to time party thereto and the Loan Parties under the Term Loan Credit Agreement.

“Collateral Trust Joinder” means as to any Series of Pari Passu Lien Debt, the written agreement of a representative of holders of such Series of Pari Passu Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Pari Passu Lien Debt, whereby such Person agrees to become party as a Pari Passu Lien Debt Representative under the Collateral Trust Agreement and whereby such Person, on behalf of itself and each holder of Pari Passu Lien Obligations in respect of the Series of Pari Passu Lien Debt for which such Person is acting as Pari Passu Lien Debt Representative agrees, for the enforceable benefit of all holders of each current and future Series of Pari Passu Lien Debt, each current and future Pari Passu Lien Debt Representative, and each current and future Pari Passu Lien Secured Party and Pari Passu Lien Obligations and as a condition to being treated as Pari Passu Lien Debt under the Collateral Trust Agreement that:

(1) all Pari Passu Lien Obligations will be and are secured equally and ratably by all Pari Passu Liens at any time granted by the Company or any other Grantor to secure any Pari Passu Lien Obligations, whether or not upon property otherwise constituting collateral for such Pari Passu Lien Obligations, and that all such Pari Passu Liens will be enforceable by the Collateral Agent for the benefit of all Pari Passu Lien Secured Party equally and ratably; provided, however, that notwithstanding the foregoing, this provision will not be violated with respect to any particular Collateral and any particular Series of Pari Passu Lien Debt if the Pari Passu Lien Debt Documents in respect thereof prohibit the applicable Pari Passu Lien Debt Representative from accepting the benefit of a Pari Passu Lien on any particular asset or property or such Pari Passu Lien Debt Representative otherwise expressly declines in writing to accept the benefit of a Pari Passu Lien on such asset or property, provided that notwithstanding the foregoing, all amounts on deposit in the Specified Accounts (as such term is defined in the Collateral Trust Agreement) or credited thereto shall be for the benefit of all Pari Passu Lien Secured Parties; provided further that funds in the various debt service reserve accounts and the construction account shall be for the exclusive benefit of specified creditors until those creditors are paid in full, and otherwise the funds on deposit in the Specified Accounts shall be applied to the Pari Passu Lien Obligations in the order provided in, and otherwise in accordance with, the Collateral Trust Agreement and/or the Deposit Agreement, as applicable;

(2) such Person and each holder of Pari Passu Lien Obligations in respect of the Series of Pari Passu Lien Debt for which the undersigned is acting as Pari Passu Lien Debt Representative are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Pari Passu Liens and the order of application of proceeds from the enforcement of Pari Passu Liens; and

(3) the Collateral Agent shall perform its obligations under the Collateral Trust Agreement and the other Pari Passu Lien Debt Documents.

“Commercial Building Collateral” means such properties and assets of the Company as are specified in the Commercial Building Security Documents on which Commercial Building Liens have been granted, or purported to be granted.

“Commercial Building Lender” means First Security Bank, an Arkansas banking corporation.

“Commercial Building Lender Obligations” means all Obligations under the Commercial Building Loan Agreement, including with respect to the Commercial Building Loan.

“Commercial Building Lien” means a Lien granted, or purported to be granted, by a Commercial Building Security Document to the Commercial Building Lender to secure Commercial Building Lender Obligations prior to August 23, 2017.

“Commercial Building Loan” means the loan made by the Commercial Building Lender under the Commercial Building Loan Agreement.

“Commercial Building Loan Agreement” means that certain Loan Agreement, dated as of September 8, 2016, by and between the Company and the Commercial Building Lender, as the same has been amended, supplemented or otherwise modified prior to August 23, 2017 and as in effect on such date, and as may be further amended, supplemented or otherwise modified from time to time hereafter to the extent not prohibited by the Intercreditor Agreement.

“Commercial Building Loan Proportion by Value” means the net proceeds of a Going Concern Sale, multiplied by the proportion of (x) $20,316,283, which is the amount of Project Costs expended by the Company to acquire and construct the Commercial Building Collateral, divided by (y) $1,330,000,000, which is the total amount of Project Costs incurred by the Company as of August 23, 2017; provided that such amount will not exceed the total amount of the outstanding and unpaid Commercial Building Lender Obligations.

“Commercial Building Security Documents” means the Leasehold Mortgage, Assignment of Purchase Option and Security Agreement from the Company to the Commercial Building Lender, made January 31, 2017 by the Company, as mortgagor, to the Commercial Building Lender, as mortgagee, the Amended and Restated Recognition of Leasehold and Security Interest, Nondisturbance and Attornment Agreement made November 17, 2016 among the Company, the City of Osceola, Arkansas, the Equipment Lessor and the Commercial Building Lender, the Easement Agreement, dated as of January 31, 2017, among City of Osceola, as grantor, Commercial Building Lender and the Company, and other grants or transfers for security executed and delivered by the Company creating or perfecting (or purporting to create or perfect) a Lien on properties and assets of the Company in favor of the Commercial Building Lender, in each case as the same has been amended, supplemented or otherwise modified prior to August 23, 2017 and in effect on such date and as may be further amended, supplemented or otherwise modified from time to time hereafter to the extent not prohibited by the Intercreditor Agreement.

“Common Collateral” means all of the assets and property of the Company or any Guarantor, whether real, personal or mixed, in or upon which Liens are granted, or required to be granted, to secure both the ABL Obligations and the Fixed Asset Pari Passu Lien Obligations, including any property subject to Liens granted pursuant to the first and second paragraphs described in the Limited Offering Memorandum under the heading “SECURITY AND SOURCES OF PAYMENT FOR THE 2020 BONDS AND OTHER PARI PASSU LIEN DEBT—Intercreditor Agreement—Insolvency or Liquidation Proceeding” to secure both the ABL Obligations and the Fixed Asset Pari Passu Lien Obligations.

“Company” means Big River Steel LLC, a Delaware limited liability company, and its successors and assigns.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including, the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1) increased (without duplication) by the following, in each case (other than clauses (h), (l) and (m)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period: (a) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus (b) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise and similar taxes, and foreign withholding taxes paid or accrued during such period (including any other levies that replace or are intended to be in lieu of such taxes, and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income”, and any payments to a Parent Company in respect of such taxes permitted to be made under the Bond Financing Agreement; plus (c) Consolidated Depreciation and Amortization Expense for such period; plus (d) any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Company may determine not to add back such non-cash charge in the current period and (B) to the extent the Company does decide to add back such non-cash charge, the cash payment in respect thereof, with the exception of any cash payments related to the settlement of deferred compensation balances awarded prior to the Closing Date, in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus (e) minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus (f) (i) the amount of board of director fees and any management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Management Services Agreements or otherwise to the extent permitted under the Bond Financing Agreement and (ii) the amount of payments made to optionholders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Companies, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under the Bond Financing Agreement; plus (g) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus (h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus (i) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or Net Cash Proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock); plus (j) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature; plus (k) any net loss from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period; plus (l) the amount of “run rate” cost savings, synergies and operating expense reductions related to restructurings, cost savings initiatives or other initiatives that are projected by the Company in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 24 months after the end of such period (which cost savings, synergies or operating expense reductions shall be calculated on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Closing Date) (which adjustments may be incremental to (but not duplicative of) any pro forma cost savings, synergies or operating expense reduction adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of Fixed Charge Coverage Ratio); provided that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable; plus (m) any payments in the nature of compensation or expense reimbursement made to independent board members; plus (n) internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP; plus (o) any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of); plus (p) pre-startup expenses; and

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period: (a) non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition); (b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period; and (c) any income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non- Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); plus

(2) non-cash interest expense resulting solely from (a) the amortization of original issue discount from the issuance of Indebtedness of such Person and its Restricted Subsidiaries at less than par (excluding the 2020 Bonds, the 2019 Bonds, the Senior Secured Notes and any Indebtedness borrowed under the Term Loan Credit Agreement or ABL Facility and any Non-Recourse Indebtedness), plus (b) pay-in-kind interest expense of such Person and its Restricted Subsidiaries payable pursuant to the terms of the agreements governing Indebtedness for borrowed money, excluding, in each case, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clauses (2)(a) and (2)(b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (iii) costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness, (v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) interest expense attributable to a Parent Company resulting from push-down accounting, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto in connection with any acquisition or Investment and (xii) annual agency fees paid to the administrative agents and collateral agents (including any security or collateral trust arrangements related thereto) under any Credit Facilities, including the ABL Facility, the Term Loan Credit Agreement, the Senior Secured Notes, the 2019 Bonds and the Bonds. For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1) extraordinary, non-recurring or unusual gains, losses, fees, costs, charges or expenses (including relating to any strategic initiatives and accruals and reserves in connection with such gains, losses, charges or expenses); restructuring costs, charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); costs and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Public Company Costs; costs and expenses related to the integration, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses, one-time compensation costs and expenses, consulting fees, signing, retention or completion bonuses, and executive recruiting costs; costs and expenses incurred in connection with strategic initiatives; transition costs and duplicative running costs; costs and expenses incurred in connection with non-ordinary course product and intellectual property development; costs incurred in connection with acquisitions (or purchases of assets) prior to or after August 23, 2017 (including integration costs); business optimization expenses (including costs and expenses relating to business optimization programs, new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves; operating expenses attributable to the implementation of cost savings initiatives; curtailments and modifications to pension and post- employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments);

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3) expenses incurred in connection with the issuance of the Bonds, the 2019 Bonds and the Senior Secured Notes;

(4) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5) the Net Income for such period of any Person that is an Unrestricted Subsidiary, and, solely for the purpose of determining the amount available for Restricted Payments under Section 6.01(a)(3) of the Bond Financing Agreement and as described in clause (a)(3) of the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments,” the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting (provided that the Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period);

(6)   solely for the purpose of determining the amount available for Restricted Payments under Section 6.01(a)(3) of the Bond Financing Agreement and as described in clause (a)(3) of the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Company reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)   effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);

(8)   income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(9)   any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10)   (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any Parent Company, (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11)   any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Senior Secured Notes, the 2019 Bonds and the Bonds and the syndication and incurrence of any Credit Facilities, the Term Loan Credit Agreement or Other Pari Passu Lien Obligations), issuance of Equity Interests (including by any direct or indirect parent of the Company), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the 2019 Bonds, the Bonds and other securities and any Credit Facilities or the Term Loan Credit Agreement, Senior Secured Notes or Other Pari Passu Lien Obligations) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12)   accruals and reserves that are established or adjusted in connection with an Investment or an acquisition that are required to be established or adjusted as a result of such Investment or such acquisition, in each case in accordance with GAAP;

(13)   any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Bond Financing Indenture;

(14)   any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815— Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;

(15)   any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(16)   any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17)   any non-cash rent expense;

(18)   any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(19)   earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Bond Financing Agreement.

Notwithstanding the foregoing, for the purpose of the Section 6.01 of the Bond Financing Agreement (other than Section 6.01(a)(3)(D) only) and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company— Limitation on Restricted Payments” (other than (a)(3)(D) only), there will be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.01(a)(3)(D) of the Bond Financing Agreement (or clause (a)(3)(D) of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments”).

“Consolidated Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness, in each case secured by a lien; provided that Consolidated Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Consolidated Total Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness; provided that Consolidated Total Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Construction Fund” means the fund of that name established pursuant to Section 5.01(b) of the Bond Indenture.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent: (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Disclosure Agreement” means the Continuing Disclosure Agreement dated as of the Closing Date by and between the Company and the Dissemination Agent.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Controlling Representative” means:

(1)  from and after August 23, 2017 until the First Controlling Change Date, but prior to the Discharge of Pari Passu Lien Obligations, the Term Loan Administrative Agent;

(2)  from and after the First Controlling Change Date until the Second Controlling Change Date, but prior to the Discharge of Pari Passu Lien Obligations, the Specified Pari Passu Lien Debt Representative;

(3)  from and after the Second Controlling Change Date, but prior to the Discharge of Pari Passu Lien Obligations, the Pari Passu Lien Debt Representative that represents the Series of Pari Passu Lien Debt with the then largest outstanding principal amount (which, if the proviso contained in the Collateral Trust Agreement under the heading Voting and described in the Limited Offering Memorandum under the heading “SECURITY AND SOURCES OF PAYMENT FOR THE 2020 BONDS AND OTHER PARI PASSU LIEN DEBT—Collateral Trust Agreement—Voting” applies, will be the Series of Pari Passu Lien Debt with the then largest outstanding principal amount which cast its votes); provided, however, that if at any time prior to the Discharge of Pari Passu Lien Obligations the only remaining Pari Passu Lien Obligations are Secured Hedging Obligations, then the term “Controlling Representative” will mean the Hedge Bank with the largest amount of Secured Hedging Obligations owed to it.

“Convertible Indebtedness” means Indebtedness of the Company (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of the Bond Financing Agreement that is either (a) convertible into common stock of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company and/or cash (in any amount determined by reference to the price of such common stock).

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities, including the ABL Facility or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, note issuances, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and other agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement, extend, renew, restate, amend, modify or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchange, replacement, refunding, supplemental, extended, renewed, restated, amended, modified or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted by Section 6.03 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders. Any agreement or instrument other than the ABL Facility must be designated in an Officer’s Certificate delivered to the Trustee as a “Credit Facility” until such time as the Company subsequently delivers an Officer’s Certificate to the Trustee to the effect that such facility will no longer constitute a “Credit Facility.”

“CTA Parties Event of Default” means a Pari Passu Lien Debt Default, an “Event of Default” under the Equipment Lease Documents or an “Event of Default” under the Commercial Building Loan Agreement, as applicable.

“CTA Parties Standstill Period” means with respect to the Equipment Lessor and the Commercial Building Lender in connection with the Going Concern Collateral that constitutes Equipment Lease Collateral and Commercial Building Loan Collateral, respectively, the period of time commencing on the date when the other Lender Representatives and the Collateral Agent receive written notice from a Lender Representative of a CTA Parties Event of Default pursuant to the Collateral Trust Agreement (such date, the “Standstill Commencement Date”) and ending on the earliest of (x) the date that the Controlling Representative ceases to exercise commercially reasonable efforts to identify a Going Concern Buyer or to direct the Collateral Agent to consummate a Going Concern Sale, (y) the date that the Controlling Representative notifies in writing the Equipment Lessor and the Commercial Building Lender it is no longer pursuing a Going Concern Sale and (z) that date that is 210 days after the Standstill Commencement Date.

“CTA Parties Loan Documents” means,

(i) with respect to the Pari Passu Lien Debt Representatives, Pari Passu Lien Debt Documents, the Pari Passu Lien Security Documents, and the Collateral Trust Agreement, with the rights and remedies of the Collateral Agent in connection with any enforcement of Liens as provided in the Collateral Trust Agreement, on behalf of itself and the other Pari Passu Lien Secured Parties, (ii) with respect to the Equipment Lessor, the Equipment Lease Documents and (iii) with respect to the Commercial Building Lender, the Commercial Building Loan Agreement and the Commercial Building Security Documents.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Service” means the principal of and premium (if any) and interest on the Bonds, including on the 2020 Bonds, for any period or payable at any time, whether due on an Interest Payment Date or a Principal Payment Date.

“Debt Service Fund” means the fund of that name established pursuant to the Bond Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” with respect to a Bond, the interest rate borne by such Bond plus 1% per annum; provided that the Default Rate shall never exceed the Maximum Rate.

“Deposit Agreement” means the Security Deposit Agreement, substantially in the form attached to the Collateral Trust Agreement as Exhibit E, (with such changes as may be reasonably requested by the Depository Bank as are customary for its role as a depository thereunder), to be entered between the Company, the Collateral Agent, the ABL Agent (as defined in the Intercreditor Agreement), the Equipment Lessor and the Commercial Building Lender and the Depository Bank, governing the bank accounts established pursuant thereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the term thereof. As of the Closing Date, no Deposit Agreement is required under the Collateral Trust Agreement and no Deposit Agreement has been entered into pursuant thereto.

“Depository” means any securities depository that is a clearing agency or corporation under federal and state law operating and maintaining, with its participants or otherwise, a Book-Entry System to record ownership of Book-Entry interests in bonds, and to effect transfers of Book-Entry interests in bonds in Book-Entry Form, and includes and means initially The Depository Trust Company (a limited purpose trust company), New York, New York.

“Depository Bank” means U.S. Bank National Association, as both a “securities intermediary” and a “bank” under the Deposit Agreement.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration.

“Designated Office” means, as to the 2020 Bonds, initially, as to the Registrar and the Trustee, for Bond transfer/surrender purposes, U.S. Bank National Association, Global Corporate Trust Services, 1350 Euclid Avenue, Suite 1100, Cleveland, Ohio 44115, and thereafter such office as each may designate from time to time; provided, that any change in designation shall be effective not sooner than the fifteenth day following the mailing by first-class mail of notice of that change to the Bond Issuer, the Company, each Holder that is a registered owner not earlier than the fifth Business Day prior to that mailing, the Paying Agent and, in the case of (i) the Registrar, to the Trustee and (ii) the Trustee, to the Registrar.

“Designated Preferred Stock” means Preferred Stock of the Company, any Restricted Subsidiary thereof or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 6.01(a)(3) of the Bond Financing Agreement and as described in clause (a)(3) of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments.”

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to the Company or any Restricted Subsidiary by any Person other than the Company or any Restricted Subsidiary that have been designated in an Officer’s Certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Company subsequently delivers an Officer’s Certificate to the Trustee to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that during such time, such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, Senior Secured Net Leverage Ratio and the availability of any baskets pursuant to the Bond Financing Agreement.

“Development” means the ownership, occupation, design, development, construction, system establishment, testing, start-up, commissioning, implementation, optimization, repair, operation, maintenance and use of the Phase II Project through final completion of the Phase II Project as determined by the Board of Directors.

“DIP Financing” has the meaning given to such term in the Limited Offering Memorandum under the heading “SECURITY AND SOURCES OF PAYMENT FOR THE 2020 BONDS AND OTHER PARI PASSU LIEN DEBT—Intercreditor Agreement—Insolvency or Liquidation Proceeding.”

“Direct Agreement” means any agreement required to be entered into under the Specified Pari Passu Lien Debt Documents or as otherwise entered into by the Company or any other Grantor, a counterparty to any material contract of the Company or such Grantor and the Collateral Agent, that grants the consent of such material contract counterparty to the collateral assignment of the applicable material contract to the Collateral Agent, including the SMS Direct Agreement.

“Direct Participant” means a participant as defined in the Letter of Representations.

“Discharge of ABL Obligations” means, with respect to any ABL Obligation, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part.

“Discharge of Commercial Building Lender Obligations” means the payment in full in cash of the principal of and interest and premium (if any) on all Commercial Building Lender Obligations and all other Commercial Building Lender Obligations that are outstanding and unpaid at the time such principal and interest is paid (other than contingent indemnification obligations not then due).

“Discharge of Equipment Lease Obligations” means the payment in full in cash of all Rent (as defined in the Equipment Lease) and all other Equipment Lease Obligations that are outstanding and unpaid (other than contingent indemnification obligations not then due).

“Discharge of Fixed Asset Pari Passu Lien Obligations” means, except to the extent otherwise expressly provided in the Intercreditor Agreement, the occurrence of each of the following clauses (a) through (c): (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Fixed Asset Pari Passu Lien Debt Documents; (b) (i) payment in full in cash of all the Secured Hedging Obligations (other than contingent indemnification obligations not then due) and the expiration or termination of all outstanding transactions under the Hedge Agreements or (ii) the cash collateralization of all such Hedging Obligations on terms satisfactory to each applicable Hedge Bank (or other arrangements satisfactory to each such Hedge Bank shall have been made); and (c) termination or expiration of all commitments, if any, to extend credit that would constitute Fixed Asset Pari Passu Lien Obligations.

“Discharge of Pari Passu Lien Obligations” means the occurrence of all of the following: (a) termination or expiration of all commitments to extend credit that would constitute Pari Passu Lien Debt; (b) with respect to each Series of Pari Passu Lien Debt, either (i) payment in full in cash of the principal of and interest and premium (if any) on all Pari Passu Lien Debt of such Series or (ii) there has been a legal defeasance or covenant defeasance pursuant to the terms of the applicable Pari Passu Lien Documents for such Series of Pari Passu Lien Debt; (c) payment in full in cash of all other Pari Passu Lien Obligations that are outstanding and unpaid at the time the Pari Passu Lien Debt is paid in full in cash; and (d) (i) payment in full in cash of all Secured Hedging Obligations and the expiration or termination of all outstanding transactions under the Hedge Agreements or (ii) the cash collateralization of all such Secured Hedging Obligations on terms satisfactory to each applicable Hedge Bank (or other arrangements satisfactory to each such Hedge Bank shall have been made).

“Discharge of Specified Pari Passu Lien Debt Obligations” means that the Pari Passu Lien Obligations pursuant to the Specified Pari Passu Lien Debt Documents (other than any contingent indemnification obligations not then due) are no longer secured by, and no longer required to be secured by, the Collateral pursuant to the terms of the Specified Pari Passu Lien Debt Documents.

“Disposition” means, with respect to any Person, any sale, assignment (except as contemplated by any of the Pari Passu Lien Debt Documents, the Equipment Lease or the Commercial Building Loan Agreement), conveyance, sale and leaseback, transfer, lease or other disposition of any property of such Person to any other Person. “Dispose” has a correlative meaning.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for any Qualified Equity Interests or solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Bonds or the date the Bonds are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Company or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided, further that any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Company, any of its Subsidiaries, any Parent Company, or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt or Consolidated Secured Debt, as applicable, will be required to be determined pursuant to the Bond Financing Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Company.

“Dissemination Agent” means U.S. Bank National Association in its capacity as dissemination agent under the Continuing Disclosure Agreement.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services under the Bond Indenture.

“Eligible Investments” for purposes of the Bonds, the Bond Indenture and the Bond Financing Agreement shall mean any of the following investments, or any combination thereof, so long as such investments at the time of investment are legal investments under the laws of the State of Arkansas for the moneys proposed to be invested therein:

(a)          (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged, including State and Local Government Series (“SLGS”) of such direct obligations; (b) obligations issued by a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of the principal of, premium, if any, and interest on which is fully guaranteed as a full faith and credit obligation of the United States of America (including any securities described in (a) or (b) issued or held in book-entry form on the books of the Department of the Treasury of the United States of America or Federal Reserve Bank); and (c) securities evidencing ownership of the right to payment of specific principal or interest payments on an obligation described in (a) or (b) above, provided that such securities were created by or on behalf of the issuer of the applicable obligation and are held in the custody of a bank or trust company having a reported capital, surplus and undivided profits of at least $25,000,000 and a rating on its unsecured, unenhanced short-term obligations in the highest short-term category by at least one Rating Agency, in a special account separate from the general assets of such custodian (“Government Securities”);

(b)	Qualified Investments;

(c)          unsecured certificates of deposit having maturities of not more than 365 days which are fully insured by the Federal Deposit Insurance Corporation (“FDIC”) in one or more of the following institutions: banks, trust companies or savings and loan associations (including without limitation, the Trustee or any bank affiliated with the Trustee) organized under the laws of the United States of America or any state thereof, each bank, trust company or savings and loan association having a reported capital, surplus and undivided profits of at least $25,000,000 and a rating on its unsecured, unenhanced short-term obligations in the highest short-term category by at least one Rating Agency;

(d)          unsecured and uninsured certificates of deposit having maturities of not more than 365 days in institutions described in clause (c) above, provided the short-term obligations of such institution are rated in the highest short-term category by at least one Rating Agency;

(e)          any investment contract with a bank, trust company or savings and loan association having a reported capital, surplus and undivided profits of at least $25,000,000 and a rating on its unsecured, unenhanced short-term obligations in the highest short-term category by at least one Rating Agency, provided further that the investment contract shall contain a provision to the effect that such investment contract can be terminated by the Trustee without penalty in the event the rating of the institution falls below the highest short-term category by all of the Rating Agencies then rating such institution or such institution defaults on the payment of any of its obligations thereunder or to the Company, unless such investment contract is collateralized with Government Securities (as defined in clause (a) above) held by the Trustee or a third party custodian acting as agent for the Trustee with a value, marked to market no less frequently than on a weekly basis, of at least 102% of the principal amount invested under the investment contract or such rating is reinstated to the highest short-term category by at least one Rating Agency on or prior to such termination date;

(f)           any share in a money market mutual fund provided such fund is (i) rated at least “A” by S&P or the equivalent by a Rating Agency or (ii) the entire investments of which are limited to investments described in clause (a) above;

(g)	commercial paper rated in the highest short-term rating category by any Rating Agency;

(h)          U.S. denominated deposit account, certificates of deposit and banker’s acceptances of any bank, trust company, or savings and loan association, including the Trustee or their affiliates, which have a rating on their short-term certificates of deposit on the date of purchase in one of the two highest short-term rating categories (without regard to any refinement or gradation of rating category by numerical modifier or otherwise) assigned by any Rating Agency, and which mature not more than 360 days after the date of purchase;

(i)           an investment agreement, repurchase agreement or forward delivery agreement with a provider or a guarantor that has unsecured, unenhanced long-term obligations rated at least “A-” or its equivalent by one or more of the Rating Agencies at the time such agreement is entered into;

(j)           certificates of deposit, bankers’ acceptances or interest-bearing time deposits that are made with the Trustee or with any member of the Federal Deposit Insurance Corporation, provided that such investments are: (A) fully insured by the Federal Deposit Insurance Corporation; (B) made with any bank (including the Trustee or any Affiliate thereof) having undivided capital and surplus of at least $100,000,000, the debt obligations (or in the case of the principal bank holding company, debt obligations of the bank holding company) of which are rated in the top 2 tier categories by at least one of the recognized rating agencies at the time of purchase; or (C) continuously secured as to principal, to the extent not insured by the Federal Deposit Insurance Corporation, by items listed above, or other marketable securities eligible as security for the deposit of trust funds under applicable regulations of the Comptroller of the Currency of the United States of America, having a market value (exclusive of accrued interest) not less than the amount of such deposit; and

(k)	Tax-Exempt Obligations.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means all laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements of any governmental authority, including, without limitation, any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of human health or safety relating to hazardous materials, the environment, or natural resources, or to use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment Lease” means each of (i) Equipment Schedule No. 1, dated September 8, 2016, between the Equipment Lessor and the Company and (ii) Equipment Schedule No. 2, dated December 16, 2016, between the Equipment Lessor and the Company, in each case incorporating the terms of that certain Master Sub-sublease Agreement, dated as of September 8, 2016, as the same has been amended, supplemented, assigned or otherwise modified prior to August 23, 2017 and as in effect on such date and as may be further amended, supplemented, assigned or otherwise modified from time to time hereafter to the extent not prohibited by the Intercreditor Agreement.

“Equipment Lease Advance” means the sub-lease financings made by the Equipment Lessor under the Equipment Lease.

“Equipment Lease Collateral” means any subleased interest in equipment or real property sold to the Equipment Lessor and leased back by the Company in accordance with the Equipment Lease, in each case as described in, and as updated from time to time in accordance with, the Equipment Lease.

“Equipment Lease Documents” means the Equipment Lease, the Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement from the Company, as mortgagor, to the Equipment Lessor, as mortgagee, with the effective date of September 8, 2016, the Amended and Restated Recognition of Leasehold and Security Interest, Nondisturbance and Attornment Agreement made November 17, 2016 among the Company, the City of Osceola, Arkansas, the Equipment Lessor and the Commercial Building Lender, the Option Agreement, dated September 8, 2016, between the Company and the Equipment Lessor, the Amended and Restated Easement Agreement, dated as of December 16, 2016, among City of Osceola, as grantor, the Company and the Equipment Lessor, the Amended and Restated Environmental Indemnity Agreement, dated as of December 16, 2016, by the Company, Parent and the Equipment Lessor, the Continuing Guaranty, dated as of September 8, 2016, made by Parent in favor of the Equipment Lessor, the Guaranty Affirmation Letter delivered by Parent to the Equipment Lessor on December 16, 2016, and each of the other agreements, documents and instruments providing for or evidencing any Equipment Lease Obligation, and any other document or instrument executed or delivered at any time in connection with any Equipment Lease Obligations, in each case as the same has been amended, supplemented, assigned or otherwise modified prior to the Closing Date and as in effect on the Closing Date and as may be further amended, supplemented, assigned or otherwise modified from time to time hereafter to the extent not prohibited by the Intercreditor Agreement.

“Equipment Lease Lien” means a Lien granted, or purported to be granted, by the Company to the Equipment Lessor in the Equipment Lease Collateral to secure the Equipment Lease Obligations.

“Equipment Lease Obligations” means all Rent (as defined in the Equipment Lease Documents), fees, deposits, payments of stipulated loss value, late charges, reimbursement obligations and other amounts owing in connection with the Equipment Lease Advances issued under the Equipment Lease Documents.

“Equipment Lease Proportion by Value” means the net proceeds of a Going Concern Sale multiplied by the proportion of (x) $145,979,215, which is the amount of Project Costs expended by the Company to acquire and construct the Equipment Lease Collateral, divided by (y) $1,330,000,000, which is the total amount of Project Costs incurred by the Company as of August 23, 2017; provided that such amount will not exceed the total amount of the outstanding and unpaid Equipment Lease Obligations.

“Equipment Lessor” means SCF, as sub-sublessor under the Equipment Lease and servicer on behalf of other Persons.

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“Equity Offering” means any public or private sale of common equity or Preferred Stock of the Company or any Parent Company (excluding Disqualified Stock), other than:

(1)	public offerings with respect to the Company’s or any Parent Company’s common equity registered on Form S-4 or Form S-8;

(2)	issuances to any Restricted Subsidiary of the Company; and

(3)	any such public or private sale that constitutes an Excluded Contribution or Capex Equity.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Euros” means the single currency of participating member states of the EMU.

“Event of Default” means, with respect to the Bonds, an Event of Default as described in Section 7.01 of the Bond Indenture, with respect to the Bond Financing Agreement, an Event of Default as described in Article VII of the Bond Financing Agreement, with respect to the Term Loan Credit Agreement, an Event of Default as described therein, and with respect to the Senior Secured Notes, an Event of Default pursuant to the Notes Indenture and, with respect to an event of default under any other document or agreement, the definition given to such term therein.

“Excess ABL Obligations” means any Obligations that would constitute ABL Obligations if not for the ABL Cap Amount.

“Excess Proceeds” has the meaning given to such term in Section 6.04(d) of the Bond Financing Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” means any deposit or securities account now or hereafter owned by the Company or any other Grantor that is used solely by the Company or such Guarantor (a) as a payroll account so long as such payroll account is a zero balance account, (b) as a petty cash account so long as the aggregate amount on deposit in all petty cash accounts of the Company and all Guarantors does not exceed $50,000 at any one time for all such deposit accounts combined, (c) to hold amounts required to be paid in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits, (d) to hold amounts which are required to be pledged or otherwise provided as security as required by law or pension requirement, (e) to hold cash and cash equivalents pledged to secure Obligations under the ABL Facility consisting of reimbursement obligations in respect of letters of credit and swing line loans (and/or any obligations of lenders participating in the facilities under which such letters of credit are issued and swing line loans made) without granting a Lien thereon to secure any other Obligations under the ABL Facility or Lenders Debt or any Pari Passu Lien Obligations, (f) to hold cash and cash equivalents pledged to the Equipment Lessor to secure Equipment Lease Obligations so long as the aggregate amount of cash and cash equivalents so pledged and on deposit in or credited to all such accounts does not exceed $6,672,335 at any one time or (g) as a withholding tax or fiduciary account.

“Excluded Assets” means the collective reference to:

(1)  any lease, license, contract or agreement to which the Company or any other Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to the Company or such Guarantor, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Excluded Assets shall not include (and security interest under the Security Documents shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in subclauses (i) or (ii) above; provided further that the exclusions referred to in this clause (1) of this definition shall not include any Proceeds (as defined in the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction) of any such lease, license, contract or agreement;

(2)  any portion of Capital Stock that is voting Capital Stock of any Foreign Subsidiary or CFC Holdco to the extent such portion of Capital Stock represents voting power in excess of 65% of the total combined voting power of all classes of voting stock (within the meaning of Treasury Regulations section 1.956-2(c)(2)) of such Foreign Subsidiary or CFC Holdco;

(3)  any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(4)  any equity interests in, and the assets and properties of, an Excluded Subsidiary; or

(5)  Excluded Accounts.

“Excluded Capital Expenditures” means any Capital Expenditure (whether or not required) made solely for maintenance, replacement or environmental, human health or safety or other regulatory purposes and not in connection with the incurrence of Expansion Capital Expenditures.

“Excluded Contribution” means Net Cash Proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Company from:

(1)  contributions to its common equity capital;

(2)  dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(3)  the sale (other than to a Restricted Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company; in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate or that are excluded from the calculation set forth in Section 6.01(a)(3) of the Bond Financing Agreement and as described in clause (a)(3) of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments.”

“Excluded Subsidiary” means (1) any Subsidiary that is not a Wholly-Owned Subsidiary of the Company or a Subsidiary Guarantor, (2) any Foreign Subsidiary, (3) any CFC Holdco, (4) any Domestic Subsidiary that is a direct or indirect Subsidiary of any CFC, (5) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law or by contractual obligation (including in respect of assumed Indebtedness permitted hereunder) existing on the Closing Date (or, with respect to any Subsidiary acquired by the Company or a Restricted Subsidiary after the Closing Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guarantee (including any Broker-Dealer Regulated Subsidiary), or if such Guarantee would require governmental (including regulatory) or third party (other than the Company or any Guarantor or their respective Subsidiaries) consent, approval, license or authorization, (6) any special purpose vehicle (or similar entity) or any Securitization Subsidiary, (7) any Captive Insurance Subsidiary, (8) any not-for-profit Subsidiary, (9) any Subsidiary that is not a Significant Subsidiary, (10) any other Subsidiary with respect to which, in the reasonable judgment of the Company, the burden or cost (including any material adverse tax consequences) of providing the Guarantee will outweigh the benefits to be obtained by the Holders therefrom and (11) each Unrestricted Subsidiary; provided that any such Subsidiary that is an Excluded Subsidiary pursuant to clause (9) or (10) above will cease to be an Excluded Subsidiary at any time such Subsidiary guarantees Indebtedness under the Term Loan Credit Agreement, the ABL Facility or Capital Markets Indebtedness of the Company or any other Subsidiary Guarantor.

“Expansion Capital Expenditures” means (i) any Capital Expenditures carried out for the purpose of increasing the earnings capacity of the Company or a Subsidiary Guarantor or (ii) any Investment in a Restricted Subsidiary made pursuant to clause (26) of the definition of “Permitted Investments;” provided further that Expansion Capital Expenditures shall include any Phase II Project Costs whether or not such Phase II Project Costs are considered capital expenditures in accordance with GAAP. Excluded Capital Expenditures shall be deemed not to be Expansion Capital Expenditures.

“Extraordinary Services” or “Extraordinary Expenses” means all services rendered and all reasonable expenses incurred by the Trustee under the Bond Indenture, other than Ordinary Services and Ordinary Expenses.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“Financial Officer” means the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of the Company, as appropriate.

“First Specified Pari Passu Lien Debt Threshold Date” means the date on which the sum of (1) the outstanding principal amount of the term loans under the Specified Pari Passu Lien Debt Documents (as long as the amount of funded term loans is not less than 25% of the aggregate term loan commitments thereunder on the Initial Funding Date (but in no event unless and until the amount of funded term loans exceeds $275.0 million) plus (2) from and after the occurrence of the Initial Funding Date, the aggregate term loan commitments subject to the Specified Commitment Condition under the Specified Pari Passu Lien Debt Documents exceeds (1) 50% of the aggregate outstanding principal amount of all Pari Passu Lien Debt or (2) the aggregate outstanding principal amount of the largest Series of Pari Passu Lien Debt (other than, for purposes of this clause (2), such loans and such commitments under the Specified Pari Passu Lien Debt Documents).

“Fixed Asset Accounts” has the meaning ascribed to the term “Accounts” in the Deposit Agreement.

“Fixed Asset Collateral Proceeds Account” means a deposit or securities account which will be used solely for deposit of identifiable proceeds of Fixed Asset Priority Collateral prior to the date the Deposit Agreement becomes effective.

“Fixed Asset General Intangibles” means all general intangibles (including intellectual property) which are not ABL Priority Collateral.

“Fixed Asset Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Fixed Asset Pari Passu Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Fixed Asset Pari Passu Lien Claimholders” means, at any relevant time, the holders of Fixed Asset Pari Passu Lien Obligations at that time, including the Holders, the Trustee, any other Pari Passu Lien Debt Representative (as defined in the Collateral Trust Agreement) and the other Pari Passu Lien Secured Parties and the Collateral Agent, and the successors, replacements and assigns of each of the foregoing, and shall include, without limitation, any former Collateral Agent, Holder, Trustee and other Pari Passu Lien Debt Representative and Pari Passu Lien Secured Parties to the extent that any Obligations owing to such Persons were incurred while such Persons were Collateral Agent, Holder, Trustee, Pari Passu Lien Debt Representative or Pari Passu Lien Secured Parties, as applicable, and such Obligations have not been paid or satisfied in full.

“Fixed Asset Pari Passu Lien Collateral Documents” means the Collateral Trust Agreement, the “Collateral Documents” (as defined in the Term Loan Credit Agreement), the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted securing any Fixed Asset Pari Passu Lien Obligations or under which rights or remedies with respect to such Liens are governed (other than the Intercreditor Agreement).

“Fixed Asset Pari Passu Lien Debt Documents” means (a) the Notes Indenture, the Senior Secured Notes, the Term Loan Credit Agreement, the 2019 Bond Financing Agreement, the Bond Financing Agreement, any Specified Pari Passu Lien Debt Documents, any other indenture, notes, credit agreement or other agreement or instrument pursuant to which any Pari Passu Lien Debt (as defined in the Collateral Trust Agreement) is incurred, the Fixed Asset Pari Passu Lien Collateral Documents and the Intercreditor Agreement and (b) each of the other agreements, documents and instruments providing for or evidencing any other Fixed Asset Pari Passu Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Fixed Asset Pari Passu Lien Obligations, including any intercreditor or joinder agreement among holders of Fixed Asset Pari Passu Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended, replaced or Refinanced from time to time to the extent permitted pursuant to the Intercreditor Agreement.

“Fixed Asset Pari Passu Lien Obligations” means:

(1) all Obligations under the Notes Indenture, the Term Loan Credit Agreement, the Senior Secured Notes, the 2019 Bond Financing Agreement, the Specified Pari Passu Lien Debt Documents and other Obligations in respect of Pari Passu Lien Debt (including Obligations under the Bond Financing Agreement and the Series 2020 Note);

(2)  all Secured Hedging Obligations; and

(3)  to the extent any payment with respect to any Fixed Asset Pari Passu Lien Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Claimholders, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of the Intercreditor Agreement and the rights and obligations of the ABL Claimholders and the Fixed Asset Pari Passu Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Fixed Asset Pari Passu Lien Debt Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the ABL Claimholders and the Fixed Asset Pari Passu Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Fixed Asset Pari Passu Lien Obligations.” For purposes of the Bond Financing Agreement, and for the avoidance of doubt, “Fixed Asset Pari Passu Lien Obligations” includes (i) Obligations of the Company and the other Grantors under the Bond Financing Agreement or any of the Security Documents, (ii) Secured Hedging Obligations, and (iii) any Other Pari Passu Lien Obligations.

“Fixed Asset Priority Collateral” means the following of any Grantor: (i) Equipment (as defined in the UCC); (ii) Real Estate Assets; (iii) intellectual property; (iv) Equity Interests in all direct Subsidiaries of any Grantor; (v) intercompany indebtedness of the Company and its Subsidiaries; (vi) all other assets of any Grantor, whether real, personal or mixed (including the Revenue Account and other Fixed Asset Accounts and the Fixed Asset Collateral Proceeds Account), in each case, not constituting ABL Priority Collateral prior to the Discharge of ABL Obligations; (vii) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all documents, general intangibles, instruments, commercial tort claims, letters of credit, letter-of credit-rights and supporting obligations; provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise reasonably relate to any ABL Priority Collateral only that portion that evidences, governs, secures or reasonably relates to Fixed Asset Priority Collateral shall constitute Fixed Asset Priority Collateral; (viii) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); (ix) insurance and claims against third parties to the extent arising on account of Fixed Asset Priority Collateral (excluding, however, the proceeds of and payments under all policies of business interruption insurance); and (x) all proceeds and products of any or all of the foregoing in whatever form received, but excluding any property that is directly acquired prior to the commencement of any case or proceeding under the Bankruptcy Code or any similar Bankruptcy Law with cash proceeds of any Fixed Asset Priority Collateral and does not otherwise constitute Fixed Asset Priority Collateral upon its acquisition. Subject to certain provisions of the Intercreditor Agreement, upon a Discharge of ABL Obligations, all ABL Priority Collateral shall become Fixed Asset Priority Collateral.

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated EBITDA of the Company for such Test Period to (2) the Fixed Charges of the Company and its Restricted Subsidiaries for such Test Period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced) or issues, repurchases or redeems Disqualified Stock or Preferred Stock or establishes or eliminates any Designated Revolving Commitments, in each case, subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the most recently ended Test Period (and (1) for the purposes of the numerator of the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio, as if the same had occurred on the last day of the most recently ended Test Period and (2) for all purposes, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period); provided, however, that at the election of the Company, the pro forma calculation will not give effect to any Indebtedness incurred or Disqualified Stock or Preferred Stock issued on the Fixed Charge Coverage Ratio Calculation Date pursuant Section 6.03(b) of the Bond Financing Agreement (other than clause (15) thereof or Indebtedness secured pursuant to clause (4) of the definition of Permitted Liens in the case of the Senior Secured Net Leverage Ratio) and as described in the second paragraph (other than clause (15) thereof or Indebtedness secured pursuant to clause (4) of the definition of Permitted Liens in the case of the Senior Secured Net Leverage Ratio) of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of Borrower—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” For purposes of making the computation referred to above, any Specified Transaction that has been consummated by the Company or any Restricted Subsidiary during any Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date will be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any Restricted Subsidiary since the beginning of such Test Period will have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such Test Period as if such Specified Transaction had occurred at the beginning of the most recently ended Test Period. For purposes of this definition in the Bond Financing Agreement, whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations will be made in good faith by a Financial Officer of the Company and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Company in good faith to result from or relating to any Specified Transaction which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) no later than twenty four (24) months after the date of any such Specified Transaction (in each case as though such cost savings, operating expense reductions and synergies had been realized on the first day of the applicable period and as if such cost savings, operating expense reductions and synergies were realized for the entirety of such period). For the purposes of the Bond Financing Agreement, “run-rate” means the full recurring benefit for a period that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning ascribed to such term in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money or advances; or

(2) evidenced by indentures, bonds, notes, debentures, loan agreements or similar instruments. For the avoidance of doubt, “Funded Debt” shall not include Secured Hedging Obligations.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. Notwithstanding any other provision contained herein, (i) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Attributable Indebtedness shall be determined in accordance with the definition of Capitalized Lease Obligations and Attributable Indebtedness, respectively and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of the Company’s Subsidiaries at “fair value,” as defined therein.

“Going Concern” means that the Project facility is producing any commercially saleable product and capable of operating as a going concern, as determined in the reasonable discretion of the Controlling Representative.

“Going Concern Buyer” means any purchaser, or potential purchaser, of the Project, that is not an Affiliate of any Grantor, and that intends, as determined in good faith by the Controlling Representative, to continue to operate the Project as a Going Concern following the completion of the sale to it of Project assets or the Capital Stock of the Company.

“Going Concern Collateral” means all of the Collateral except for the ABL Priority Collateral, and in any event including the Equipment Lease Collateral and the Commercial Building Collateral.

“Going Concern Sale” means the sale of the Project (whether through a sale of the Project assets or the sale of the Company’s Capital Stock) to a Going Concern Buyer.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Securities” has the meaning given to such term in the definition of “Eligible Investments.”

“Grantor” means, for the purposes of the Collateral Trust Agreement or the Intercreditor Agreement, the Company, Parent, the Guarantors and any other Person (if any) that at any time provides collateral security for any Pari Passu Lien Obligations, Equipment Lease Obligations or Commercial Building Lender Obligations; and, for the purposes of the Bond Financing Agreement means the Company, Parent and any other Guarantor.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Person of the Company’s Obligations under the Bond Financing Agreement and the Series 2020 Note.

“Guarantor” means Parent (or any successor thereof) and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other substances, wastes, pollutants and contaminants and chemicals in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, to the extent any of the foregoing are regulated pursuant to, or can form the basis for liability under, any Environmental Law.

“Hedge Agreement” means any agreement governing Hedging Obligations; provided that the counterparty thereto has delivered a Collateral Trust Joinder in respect thereof under the Collateral Trust Agreement. The term “Hedge Agreement” shall include both any “master agreement” and any related transaction and the related confirmations that are subject to the terms and conditions of, or governed by, any Hedge Agreement; it being understood and agreed that a Collateral Trust Joinder shall only be required once for each master agreement and shall not be required for each individual transaction or confirmation thereunder.

“Hedge Bank” means any Person that is an Agent, a Lender, an Arranger (as each such term is defined in the Term Loan Credit Agreement or the ABL Facility) or an Affiliate of any of the foregoing that delivers a Collateral Trust Joinder, whether or not such Person subsequently ceases to be an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency, commodity risks or equity risks either generally or under specific contingencies. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in- law, father-in-law, son-in-law and daughter- in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, assume, enter into any guarantee of, incur or otherwise become liable for and the terms “Incurs”, “Incurred” and “Incurrence” shall have a correlative meaning.

“Incremental Amounts” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent: (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof); (c) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations and Sale and Lease-Back Transactions other than Specified Sale and Lease-Back Transactions) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice and (ii) any earn-out obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable; (d) representing the net obligations under any Hedging Obligations; or (e) Attributable Indebtedness; if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP will be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of this definition of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person;

provided that notwithstanding the foregoing, Indebtedness will be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice (including any Contingent Obligations issued in connection with operating licenses or permits), (b) reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under commercial letters of credit will be counted as Indebtedness three (3) Business Days after such amount is drawn), (c) obligations under or in respect of Qualified Securitization Facilities; (d) accruals for payroll and other liabilities accrued in the ordinary course of business, and those accrued in connection with the Management Services Agreements, (e) deferred or prepaid revenues, (f) asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care) and (g) obligations in connection with a Specified Sale and Lease-Back Transaction; provided, further that Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Bond Financing Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Assets or Operations” means, with respect to any Parent Company, that Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Company and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.00% of such Parent Company’s corresponding consolidated amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person utilizing the Book-Entry System of the Depository by, directly or indirectly, clearing through or maintaining a custodial relationship with a Direct Participant.

“Initial Funding Date” means the first date on which both (a) the initial advance(s) of term loans has been made under the Specified Pari Passu Lien Debt Documents and (b) the only conditions to further advances of term loans under the Specified Pari Passu Lien Debt Documents are conditions precedent substantially similar to the conditions precedent set forth in the Original KfW Credit Agreement (such condition, the “Specified Commitment Condition”).

“Interest Account” means the account of that name established in the Debt Service Fund pursuant to Section 5.01(a) of the Bond Indenture.

“Interest Payment Date” or “Interest Payment Dates” means, with respect to the 2020 Bonds, each March 1 and September 1 commencing March 1, 2021.

“Inventory” has the meaning given to such term in Article 9 of the UCC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Company.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests substantially all of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice) or purchases or sales or other dispositions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and the covenant contained in Section 6.01 of the Bond Financing Agreement and described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company— Limitation on Restricted Payments;” (1) “Investments” will include the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to: (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; minus (b) the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer. The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Investor” means any of Koch Industries, Inc., TPG Capital, L.P., Arkansas Teacher Retirement System, Global Principal Partners LLC, US Steel, directly or indirectly through its Subsidiaries, any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Company or any other Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any other Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of the Company or any other Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any other Grantor.

“Intercreditor Agreement” means that intercreditor agreement dated as of August 23, 2017 by the Collateral Agent, on its own behalf and on behalf of the Trustee, the trustee for the 2019 Bonds, the trustee for the Senior Secured Notes, the holders of the Senior Secured Notes, the holders of the 2019 Bonds, the Bondholders and other Secured Parties, and the ABL Agent, on its own behalf and on behalf of the lenders under the ABL Facility and any other Lenders Debt (together with the Collateral Agent, the “Applicable Collateral Agents”), the Equipment Lessor, the Commercial Building Lender, the Company and the other Grantors, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Laws” means, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legal Holiday” means Saturday, Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lenders Debt” means all (i) Indebtedness outstanding from time to time under the ABL Facility (including all principal, interest, fees, costs and expenses thereunder), (ii) any Indebtedness which has a priority security interest relative to the Obligations under the Bond Financing Agreement in the ABL Priority Collateral pursuant to the Intercreditor Agreement, (iii) all Obligations with respect to such Indebtedness and any Hedging Obligations directly related to any Lenders Debt and (iv) all Obligations incurred with the ABL Facility Lenders (or their affiliates) in connection with the delivery of cash management and related services and other commercial bank products as described in the ABL Facility.

“Lender Representative” means each Pari Passu Lien Debt Representative, acting on behalf of the Pari Passu Lien Secured Parties represented by such Pari Passu Lien Debt Representative, the Equipment Lessor (acting on its own behalf and as servicer for certain other Persons) and the Commercial Building Lender (acting on its own behalf).

“Letter of Representations” means the Blanket Issuer Letter of Representations dated July 24, 1995 filed by the Issuer and accepted by the Depository.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.

“Limited Offering Memorandum” means the Limited Offering Memorandum (in printed or electronic form) with respect to the 2020 Bonds, dated as of August 28, 2020, and any amendments or supplements thereto that shall be approved by the Bond Issuer and the Company, in connection with the limited public offering and sale of the 2020 Bonds.

“Majority Holders” means, with respect to any Series of Pari Passu Lien Debt, the holders of more than 50% of the aggregate outstanding principal amount (and, if applicable, the unused commitments under the Specified Pari Passu Lien Debt Documents, subject to the Specified Commitment Condition) in respect thereof.

“Management Services Agreements” means any management services agreement, bonus agreement or similar agreements among one or more of the Investors or Management Stockholders or certain of their respective management companies or Affiliates thereof associated with it or their advisors, if applicable, and the Company (and/or any Parent Company) or any amendment thereto or renewal or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Holders when taken as a whole, as compared to the Management Services Agreements as in effect on the Closing Date.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Company (or a Parent Company) who are holders of Equity Interests of any Parent Company on the Closing Date.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Company or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 6.01(b)(8) of the Bond Financing Agreement and clause (b)(8) of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments” multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means any material adverse change, or any development involving a prospective material adverse change, whether or not arising from transactions in the ordinary course of business, in or affecting (i) the business, properties, general affairs, management, financial position, stockholders’ equity or results of operations of the Company, the Guarantors and their Subsidiaries, taken as a whole, or (ii) the ability of the Company or any Guarantor to perform in all material respects its obligations under the Borrower Documents, the Existing Debt Documents, the Guarantees or the Collateral Documents.

“Material Real Property” means any fee-owned real property owned by the Company or leasehold interest of the Company in real property, in each case, located in the United States and with a fair market value in excess of $10.0 million on the Closing Date (if owned or leased by the Company on the Closing Date) or at the time of acquisition (if acquired by the Company after the Closing Date).

“Maximum Rate” means, with respect to the 2020 Bonds, the lesser of 15% per annum or the maximum interest rate permitted by applicable Arkansas law.

“Money Laundering Laws” means anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which any such party or its subsidiaries conduct business.

“Mortgaged Property” means any real property subject to a deed of trust or mortgage.

“Mortgages” means the mortgages, debentures, hypothecs, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the owned real property or leased real property that is to form a portion of the Collateral.

“Mortgaged Premises” means any real property which shall now or hereafter be subject to a mortgage.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash and Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid in connection therewith, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Sale, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under the Bond Financing Agreement, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and required (other than required by Section 6.04(b)(1) of the Bond Financing Agreement and clause (b)(1) of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Company and the Restricted Subsidiaries.

“Notes Indenture” means the Indenture dated as of August 23, 2017 among the Company, as issuer, BRS Finance Corp., as co-issuer, the Parent, each guarantor that may become a party thereto, and U.S. Bank National Association, as trustee and collateral agent, relating to 7.250% Senior Secured Notes due 2025.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“OECD” means the Organisation for Economic Co-Operation and Development.

“OECD Rules” means the OECD Arrangement on Guidelines for Officially Supported Export Credits (TAD/ECG (2017) 1) dated February 1, 2017, as amended from time to time.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an officer of the Company.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in the Bond Financing Agreement.

“ordinary course of business” means activity conducted in the ordinary course of business of the Company and any Restricted Subsidiary.

“Ordinary Services” or “Ordinary Expenses” means those standard and customary services normally rendered, and those reasonable expenses normally incurred, by a trustee under instruments similar to the Bond Indenture and the Bond Financing Agreement.

“Original KfW Credit Agreement” means that certain Senior Facilities Agreement, dated as of June 27, 2014 (as amended, supplemented or modified from time to time on or prior to August 23, 2017) among the Company, the guarantors party thereto, KfW IPEX-Bank GmbH, as the lead arranger and the and the other lenders party hereto, KfW IPEX-Bank GmbH, as administrative agent, and Deutsche Bank Trust Issuer Americas, as collateral agent.

“Other Pari Passu Lien Obligations” means (a) all outstanding Indebtedness under the Notes Indenture, the Senior Secured Notes, the Term Loan Credit Agreement and the 2019 Bond Financing Agreement, (b) Funded Debt incurred under Specified Pari Passu Lien Debt Documents, and (c) any other Indebtedness that is permitted to be secured on a pari passu basis with the Liens securing the Obligations under the Bond Financing Agreement and the Series 2020 Note, by the Collateral and not by any other assets; provided, however, that a representative or agent with respect to such Indebtedness described in this clause (c) is a Pari Passu Lien Debt Representative under the Collateral Trust Agreement and such Indebtedness is Additional Pari Passu Lien Debt.

“Other Pari Passu Lien Obligations Debt Limit” means, as at any time of determination, $400 million plus an amount equal to the product of (x) the aggregate amount of Capex Equity received since the Base Date through and including such time of determination multiplied by (y) two.

“Outstanding”, “Outstanding Bonds” or “Bonds outstanding” means, as of the applicable date, all Bonds which have been authenticated and delivered, except:

(a)           Bonds canceled or required to be canceled pursuant to the provisions of the Bond Indenture upon surrender, exchange or transfer, or canceled or required to be canceled pursuant to the provisions of the Bond Indenture because of payment or redemption on or prior to that date;

(b)           On and after the applicable payment, redemption or purchase date, Bonds, or the portion thereof, for the payment, redemption or purchase for cancellation of which sufficient money has been deposited and credited with the Trustee or any Paying Agent pursuant to the Bond Indenture for the purpose of extinguishing the applicable debt; provided, that, in the case of the redemption or purchase of the applicable Bonds, notice of such redemption or purchase shall have been given as required under the Bond Indenture;

(c)           Bonds, or the portion thereof, which are deemed to have been paid and discharged or caused to have been paid and discharged pursuant to the provisions of the Bond Indenture;

(d)	Bonds paid pursuant to Section 3.07 of the Bond Indenture; and

(e)           Bonds in lieu of which others have been authenticated pursuant to the Bond Indenture; provided that, in determining whether the Holders of the requisite percentage of Bonds have concurred in any demand, direction, request, notice, consent, waiver or other action under the Bond Indenture, Bonds that are owned by the Company or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding for the purpose of any such determination (unless all of the Bonds are so owned); provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent or waiver, only such Bonds of which the Trustee has actual knowledge are so owned shall be disregarded. Bonds so owned that have been pledged in good faith may be regarded as Outstanding for such purpose, if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to vote such Bonds and the pledgee is not a Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. In case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee.

“Outstanding Term Loan Threshold Date” means the date on which both (x) the outstanding principal amount of Term Loan under (and as defined in) the Term Loan Credit Agreement (or the aggregate outstanding principal amount of all loans and other evidences of indebtedness in respect thereof under any replacement Term Loan Credit Agreement designated as such in accordance with the Collateral Trust Agreement) is less than 15% of the aggregate outstanding principal amount (and the unused commitments under the Specified Pari Passu Lien Debt Documents, subject to the Specified Commitment Condition) of all Pari Passu Lien Debt and (y) the aggregate outstanding principal amount (and the unused commitments under the Specified Pari Passu Lien Debt Documents, subject to the Specified Commitment Condition) of another Series of Pari Passu Lien Debt exceeds the outstanding principal amount of Term Loans under the Term Loan Credit Agreement.

“Parent” means BRS Intermediate Holdings LLC, a Delaware limited liability company.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of the Company.

“Parent Guarantee” means a Guarantee of Parent and its successors.

“Pari Passu Indebtedness” means:

(1)            with respect to the Company, the Obligations under the Bond Financing Agreement and the Series 2020 Note and any Indebtedness which ranks pari passu in right of payment thereto; and

(2)            with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Pari Passu Lien” means a Lien granted, or purported to be granted, by a Pari Passu Lien Security Document to the Collateral Agent, at any time, upon any property of the Company or any other Grantor to secure Pari Passu Lien Obligations.

“Pari Passu Lien Debt” means: (a) any Funded Debt now or hereafter incurred under the Term Loan Credit Agreement; (b)(i) the Obligations under the Bond Financing Agreement and the Series 2020 Note (and amendments or supplements thereto or additional notes delivered in connection with the issuance of any Additional Bonds), the Obligations under the 2019 Bond Financing Agreement and the Series 2019 Note (and amendments or supplements thereto or additional notes delivered in connection with the issuance of any additional Bonds pursuant to the 2019 Indenture) and any Senior Secured Notes issued on August 23, 2017 and any senior secured notes issued under the Notes Indenture (or a supplemental indenture thereto) in exchange for the Senior Secured Notes and (ii) any additional Senior Secured Notes issued under the Notes Indenture (or a supplemental indenture thereto) from time to time and any Senior Secured Notes issued under the Notes Indenture in exchange for such additional senior secured notes; and (c) any other Funded Debt (including, without limitation (x) Funded Debt incurred under any replacement Notes Indenture, (y) Funded Debt incurred under Specified Pari Passu Lien Debt Documents or (z) borrowings under any other Pari Passu Lien Debt Documents) that is secured by a Pari Passu Lien and that was permitted to be incurred and permitted to be so secured under each applicable Pari Passu Lien Debt Document; provided, in the case of any Funded Debt referred to in this clause (c), that: (i) on or before the date on which such Funded Debt is incurred by the Company or by another Grantor, such Funded Debt is designated by the Company as “Pari Passu Lien Debt” for the purposes of the Pari Passu Lien Debt Documents in an Additional Pari Passu Lien Debt Designation executed and delivered in accordance with the Collateral Trust Agreement; (ii) unless such Funded Debt is issued under an existing Pari Passu Lien Debt Document for any Series of Pari Passu Lien Debt whose Pari Passu Lien Debt Representative is already party to the Collateral Trust Agreement, the Pari Passu Lien Debt Representative for such Funded Debt executes and delivers a Collateral Trust Joinder in accordance with the Collateral Trust Agreement; and (iii) all other requirements for the Additional Pari Passu Lien Obligations Debt Designations set forth in the Collateral Trust Agreement have been complied with. For the avoidance of doubt, (i) Secured Hedging Obligations do not constitute Pari Passu Lien Debt but may constitute Pari Passu Lien Obligations and (ii) Equipment Lease Obligations and Commercial Building Lender Obligations do not constitute Pari Passu Lien Debt.

“Pari Passu Lien Debt Default” means any event or condition that, under the terms of any indenture, credit agreement or other agreement governing any Series of Pari Passu Lien Debt causes, or permits holders of Pari Passu Lien Debt outstanding thereunder (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has lapsed) to cause, the Pari Passu Lien Debt outstanding thereunder to become immediately due and payable.

“Pari Passu Lien Debt Documents” means the Bond Financing Agreement, the 2019 Bond Financing Agreement, the Notes Indenture, the Term Loan Credit Agreement and any other indenture, notes, credit agreement or other agreement or instrument pursuant to which any Pari Passu Lien Debt is incurred (including, without limitation, the Specified Pari Passu Lien Debt Documents) and the Pari Passu Lien Security Documents.

“Pari Passu Lien Debt Proportion by Value” means (x) the net proceeds of a Going Concern Sale minus (y) the sum of the Equipment Lease Proportion by Value plus the Commercial Building Loan Proportion by Value, provided that such amount will not exceed the total amount of the outstanding and unpaid Pari Passu Lien Obligations.

“Pari Passu Lien Debt Representative” means:

(1)	in the case of the Term Loan Credit Agreement, the Term Loan Administrative Agent;

(2)	in the case of the Bond Financing Agreement, the Trustee (as assignee of the Bond Issuer);

(3)  in the case of the Notes Indenture, the trustee for the Senior Secured Notes, and in the case of the 2019 Bonds Financing Agreement, the trustee for the 2019 Bonds;

(4)  in the case of the Specified Pari Passu Lien Debt Documents, the Specified Pari Passu Lien Debt Representative;

(5)  in the case of any other Series of Pari Passu Lien Debt, the trustee, agent or representative of the holders of such Series of Pari Passu Lien Debt who maintains the transfer register for such Series of Pari Passu Lien Debt or is appointed as a representative of the Pari Passu Lien Debt (for purposes related to the administration of the Pari Passu Lien Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Pari Passu Lien Debt, and who has executed a Collateral Trust Joinder; and

(6)	in the case of any Secured Hedging Obligations owing to a Hedge Bank, such Hedge Bank.

“Pari Passu Lien Obligations” means the Pari Passu Lien Debt and all other Obligations in respect of Pari Passu Lien Debt, together with Secured Hedging Obligations, including any Post-Petition Interest whether or not allowable, and all guarantees of any of the foregoing. In addition to the foregoing, all obligations owing to the Collateral Agent in its capacity as such, whether pursuant to the Collateral Trust Agreement or one or more of the Pari Passu Lien Debt Documents, shall in each case be deemed to constitute Pari Passu Lien Obligations (with the obligations described in this sentence being herein the “Collateral Agent Obligations”), which Collateral Agent Obligations shall be entitled to the priority provided in clause FIRST under “SECURITY AND SOURCES OF PAYMENT FOR THE 2020 BONDS AND OTHER PARI PASSU LIEN DEBT—Collateral Trust Agreement— Order of Application.” For the avoidance of doubt, Equipment Lease Obligations and Commercial Building Lender Obligations do not constitute Pari Passu Lien Obligations.

“Pari Passu Lien Secured Parties” means the holders of Pari Passu Lien Obligations, each Pari Passu Lien Debt Representative and the Collateral Agent.

“Pari Passu Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, consent or direct arrangements (including any Direct Agreements), or other grants or transfers for security executed and delivered by the Company or any other Grantor creating or perfecting (or purporting to create or perfect) or governing rights of enforcement with respect to, a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the Pari Passu Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms of the Intercreditor Agreement and as described under the heading “SECURITY AND SOURCES OF PAYMENT FOR THE 2020 BONDS AND OTHER PARI PASSU LIEN DEBT—Intercreditor Agreement—Amendment of Pari Passu Lien Security Documents.”

“Paying Agent” means any bank or trust company designated as a Paying Agent by or in accordance with Section 6.12 of the Bonds Indenture.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received in connection with a Permitted Asset Swap that constitutes an Asset Sale must be applied in accordance with Section 6.04 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company— Asset Sales.”

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantially equivalent derivative transaction) on the Company’s common stock purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Holder” means (1) any of the Investors, Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that in the case of any such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Company and (2) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Company or any Parent Company. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which any required Change of Control Offer is made in accordance with the requirements of the Bond Financing Agreement (or would have required a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the provisions of the Bond Financing Agreement) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Guarantor (including guarantees of obligations of the Guarantors);

(2)  any Investment in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3)  any Investment by the Company or any Restricted Subsidiary in a Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business, or in a business unit, line of business or division of such Person, if as a result of such Investment: (a) such Person becomes a Restricted Subsidiary (and in the event such Investment was made by the Company or a Guarantor, becomes a Guarantor); or (b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or assets constituting such business unit, line of business or division in which such Investment was made, as applicable, to, or is liquidated into, the Company or a Restricted Subsidiary (and in the event such Investment was made by the Company or a Guarantor, such amalgamation, merger, consolidation, transfer or conveyance is made to a Guarantor); and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4)  any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale permitted pursuant to Section 6.04 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)  any Investment existing on the Closing Date or made pursuant to binding commitments in effect on such date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on such date; provided that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on such date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Bond Financing Agreement;

(6)  any Investment by the Company or any Restricted Subsidiary: (a) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Company or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer); (b) in satisfaction of judgments against other Persons; (c) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or (d) as a result of the settlement, compromise or resolution of (A) litigation, arbitration or other disputes or (B) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)  Hedging Obligations permitted under Section 6.03(b)(11) of the Bond Financing Agreement and in clause (11) of the second paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”

(8)  any Investment in a Similar Business, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (a) $80 million and (b) 50% of Consolidated EBITDA of the Company and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(9)  Investments the payment for which consists of, or are funded by the sale of, Equity Interests (other than Disqualified Stock) of the Company or any Parent Company or are funded from cash equity contributions to the capital of the Company; provided that such Equity Interests, the proceeds from the sale of any such Equity Interests, and such contributions to the capital of the Company, will not increase the amount available for Restricted Payments under Section 6.01(a)(3) of the Bond Financing Agreement and clause (a)(3) of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments;”

(10) (a) guarantees of Indebtedness permitted under Section 6.03 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice and (b) the creation of Liens on the assets of the Company or any Restricted Subsidiary in compliance with Section 6.06 of the Bond Financing Agreement as described in “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Liens;”

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.05(b) of the Bond Financing Agreement (except transaction described in clauses (2), (6), (10), (16) and (23) thereof) and of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Transactions with Affiliates” (except transactions described in clause (b)(2), (b)(6), (b)(10), (b)(16) or (b)(23) of such covenant);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (a) $80 million and (b) 50% of Consolidated EBITDA of the Company determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Company or any Restricted Subsidiary or to otherwise fund required reserves);

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants, members of management and independent contractors not in excess of $2.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, including pursuant to Management Services Agreements, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Company or any Parent Company;

(17) advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Company or any Restricted Subsidiary;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;

(20) Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;

(22) the purchase or other acquisition of any Indebtedness of the Company or any Restricted Subsidiary to the extent not otherwise prohibited hereunder;

(23) Investments in Unrestricted Subsidiaries or joint ventures, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed (as of the date such Investment is made) the greater of (a) $40 million and (b) 30% of Consolidated EBITDA of the Company and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(24) Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(25) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(26) any Investment, constituting Indebtedness, by the Company or a Subsidiary Guarantor, in a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Company or such Guarantor, the net proceeds of which are used by such Restricted Subsidiary to make any Capital Expenditures for the purpose of increasing the earnings capacity in such Restricted Subsidiary, in a Similar Business; provided that (i) such Investment is secured by a first priority Lien on all of the assets and property of such Restricted Subsidiary that would constitute Fixed Asset Priority Collateral if such property or assets were Collateral (prior to all Liens on such assets and property that would constitute ABL Priority Collateral if such assets and property were Collateral), (ii) such Investment is collaterally assigned in favor of the Collateral Agent as Fixed Asset Priority Collateral and (iii) the assets and property of such Restricted Subsidiary (other than assets and property that would constitute ABL Priority Collateral if such assets and property were Collateral) are not otherwise subject to any Lien other than Permitted Restricted Subsidiary Liens;

(27) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;

(28) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of the Company and its Subsidiaries;

(29) acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any Parent Company, the Company or any Subsidiary of the Company in connection with such director’s, officer’s, employee’s consultant’s or independent contractor’s acquisition of Equity Interests of the Company or any direct or indirect parent of the Company, to the extent no cash is actually advanced by the Company or any Restricted Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(30) Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens;”

(31) loans and advances to any direct or indirect parent of the Company in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with the covenant contained in Section 6.01 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments” at such time, such Investment being treated for purposes of the applicable clause of such covenant in Section 6.01 of the Bond Financing Agreement or the corresponding section of the Limited Offering Memorandum, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(32) any other Investments if on a pro forma basis after giving effect to such Investment, the Total Net Leverage Ratio would be equal to or less than 3.00 to 1.00 as of the last day of the Test Period most recently ended;

(33) Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 6.04 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Asset Sales;” and

(34) Permitted Bond Hedge Transactions.

For purposes of determining compliance with this definition, (A) an Investment need not be incurred solely by reference to one category of Permitted Investments described in this definition but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of Permitted Investments, the Company will, in its sole discretion, classify or reclassify such Investment (or any portion thereof) in any manner that complies with this definition and with Section 6.01 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments.”

“Permitted Liens” means, with respect to any Person:

(1)   Liens securing Obligations in respect of the Bond Financing Agreement and Series 2020 Note, the 2019 Bond Financing Agreement and the Series 2019 Note and any guarantees thereof, the Senior Secured Notes and any guarantees thereof and the Guarantees;

(2)   Liens securing Obligations in respect of Indebtedness permitted to be incurred under any Credit Facility, including any letter of credit facility relating thereto, that was permitted by the terms of Section 6.03(b)(1) of the Bond Financing Agreement and clause (1) of the second paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that any such Lien will be subject to the Intercreditor Agreement, as required therein;

(3)   Liens securing Other Pari Passu Lien Obligations permitted to be incurred pursuant to Section 6.03(b)(2) of the Bond Financing Agreement and clause (2) of the second paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that any such Lien will be subject to the Collateral Trust Agreement and the Intercreditor Agreement, as required therein;

(4)   Liens securing Pari Passu Lien Obligations in respect of Indebtedness permitted to be incurred under Section 6.03 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that at the time of incurrence (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time-to-time, without further compliance with this subclause) and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Company’s Senior Secured Net Leverage Ratio for the most recently ended Test Period preceding the date on which such additional Indebtedness is incurred would not exceed 3.00 to 1.00; provided that any such Lien will be subject to the Collateral Trust Agreement and the Intercreditor Agreement, as required therein;

(5)   Liens, pledges or deposits by such Person made in connection with (A) workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations, (B) insurance-related obligations (including, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance, or otherwise supporting the payment of items set forth in the foregoing clause (A), or (C) bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness), or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(6)   Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction and mechanics’ Liens and other similar Liens, or similar landlord Liens specifically created by contract, and (i) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or (ii) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(7)   Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(8)   Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(9)   survey exceptions, encumbrances, covenants, conditions, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

(10) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued pursuant to Section 6.03(b), clauses (5), (7), (14), (15) or (16) of the Bond Financing Agreement and as described in clauses (5), (7), (14), (15) or (16) of the second paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that: (a) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued pursuant to Section 6.03(b)(14) of the Bond Financing Agreement and clause (14) of the second paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and After-Acquired Property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness incurred under Section 6.03(b)(5) or (14) of the Bond Financing Agreement and clause (5) or (14) of the second paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (b) [Reserved], (c) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 6.03(b)(5) of the Bond Financing Agreement and clause (5) of the second paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets so purchased, constructed, replaced, leased or improved and proceeds and products thereof; provided, further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty, (d) Liens securing Obligations in respect of Indebtedness permitted to be incurred pursuant to Section 6.03(b)(15)(b) of the Bond Financing Agreement and clause (15)(b) of the second paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” are solely on acquired property or the assets of the acquired entity, and (e) Liens securing Obligations in respect of Indebtedness permitted to be incurred pursuant to Section 6.03(b)(15) of the Bond Financing Agreement and clause (15) of the second paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” after giving pro forma effect to such Indebtedness secured by such Lien and the application of the net proceeds therefrom, the Company’s Senior Secured Net Leverage Ratio for the most recently ended Test Period preceding the date on which such additional Indebtedness is incurred after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, would (a) be no less than the Senior Secured Net Leverage Ratio immediately prior to giving effect to such incurrence of Indebtedness secured by such Lien or (b) not exceed 3.00 to 1.00;

(11) Liens existing, or provided for under binding contracts existing, on the Closing Date (other than Liens securing Obligations under the Term Loan Credit Agreement, the ABL Facility, to secure the 2019 Bond Financing Agreement and related guarantees or to secure the Senior Secured Notes and related guarantees, the Obligations under the Bond Financing Agreement and related Guarantees);

(12) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary ); and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by the Bond Financing Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(13) Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by the Bond Financing Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(14) Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.03 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(15) Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services;

(16) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) leases, subleases, licenses or sublicenses (or other agreement under which the Company or any Restricted Subsidiary has granted rights to end users to access and use the Company’s or any Restricted Subsidiary’s products, technologies or services) that do not either (a) materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness;

(18) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(19) Liens in favor of the Company or any Guarantor;

(20) Liens on equipment or vehicles of the Company or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;

(21) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary Uniform Commercial Code filings or from recharacterization of any such sale as a financing or a loan;

(22) Liens to secure any modification, refinancing, refunding, extension, renewal, replacement or defeasance (or successive modification, refinancing, refunding, extensions, renewals, replacements or defeasances) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (1), (3), (4), (10), (11), (12), (13) or this clause (22) of this definition; provided that (a) such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and After-Acquired Property) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (3), (4), (10), (11), (12), (13) or this clause (22) of this definition at the time the original Lien became a Permitted Lien under the Bond Financing Agreement, plus (ii) any accrued and unpaid interest on the Indebtedness being so modified, refinanced, extended, replaced, refunded, renewed or defeased plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the modification, extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness; provided, further that that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clauses (4) or (10), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clauses (4) or (10) and not this clause (22) for purposes of determining the principal amount of Indebtedness outstanding under clause (4) or (10);

(23) deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens or insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(24) other Liens securing obligations in an aggregate outstanding amount not to exceed (as of the date any such Lien is incurred) the greater of (i) $100.0 million and (ii) 60% of Consolidated EBITDA of the Company and the Restricted Subsidiaries determined at the time of incurrence of such Lien for the most recently ended Test Period (calculated on a pro forma basis);

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(26) (i) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, (ii) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (iii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(27) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.07 of the Bond Financing Agreement and clause (g) of the provisions described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Events of Default;”

(28) Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry practice, and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(29) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the Bond Financing Agreement; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(30) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Company and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(31) Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted hereunder;

(32) any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(33) Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under the Bond Financing Agreement to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted pursuant to Section 6.04 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Asset Sales;”

(34) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located; provided such ground leases, subleases, licenses or sublicenses do not materially impair the use of the remainder of the Mortgaged Property and are subordinate to the lien of the Mortgages;

(35) Liens in connection with a Specified Sale and Lease-Back Transaction and any leasehold mortgage or similar Lien on the associated Lease;

(36) Liens on Capital Stock or other securities of an Unrestricted Subsidiary;

(37) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(38) deposits of cash with the owner or lessor of premises leased and operated by the Company or any of its Subsidiaries in the ordinary course of business or consistent with industry practice of the Company and such Subsidiary to secure the performance of the Company’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(39) rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(40) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under the Bond Financing Agreement;

(41) receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(42) agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(43) Liens securing Guarantees of any Indebtedness or other obligations otherwise permitted to be secured by a Lien under the Bond Financing Agreement;

(44) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any environmental law;

(45) Liens disclosed by the title insurance reports or policies delivered on or prior to the Closing Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by the Bond Financing Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(46) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(47) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(48) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(49) zoning, building and other similar land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements; provided that such restrictions and agreements are complied with;

(50) Liens on assets of Restricted Subsidiaries that are Foreign Subsidiaries (i) securing Indebtedness and other obligations of such Foreign Subsidiaries or (ii) to the extent arising mandatorily under applicable law;

(51) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose; and

(52) any Lien contemplated by clause (26) of the definition of “Permitted Investments.”

If any Liens are incurred to secure obligations incurred to refinance obligations initially incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and such refinancing would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Lien does not exceed the principal amount of such obligations secured by such Liens being refinanced, plus any accrued and unpaid interest on the Indebtedness (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such refinancing Indebtedness) plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness. For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on and with respect to such Indebtedness.

“Permitted Prior Lien” means any Lien that has priority over the Lien of the Collateral Agent for the benefit of the Pari Passu Lien Secured Parties which Lien was permitted under each Pari Passu Lien Debt Document.

“Permitted Restricted Subsidiary Liens” means clauses (5) through (9), (10) (with respect to clauses (5), (7) and (14) of Section 6.03(b) of the Bond Financing Agreement and the same clauses of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that, with respect to such clause (14), only with respect to such clause (5)), (12) through (21), (22) (with respect to clauses (12), (13) and (22)), (23) through (35), (37) through (42), (44) through (49), (51) and (52) of the definition of “Permitted Liens.”

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantially equivalent derivative transaction) on the Company’s or a Parent Company’s common stock sold by the Company or a Parent Company substantially concurrently with a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Phase II Project” means any capacity addition, line extension or addition of value-added product facilities, in a Similar Business, at the steel mini-mill located in Mississippi County, Arkansas.

“Phase II Project Costs” means all costs and expenses to be incurred by Parent, the Company or any Restricted Subsidiary in connection with the Development of the Phase II Project, and incurred after August 23, 2017, including, without limitation, the purchase of equipment and related services, the training of personnel relating to the Phase II Project, the financing of the Phase II Project, including interest expense incurred during Development, and activities reasonably related thereto.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the ABL Credit Agreement, the Term Loan Credit Agreement, the 2019 Bond Financing Agreement, the Notes Indenture or any other Fixed Asset Pari Passu Lien Debt Documents (including the Bond Financing Agreement and any Specified Pari Passu Lien Debt Documents), continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Predecessor Bond” of any particular Bond means every previous Bond evidencing all or a portion of the same debt as that evidenced by the particular Bond. For the purposes of this definition, any Bond authenticated and delivered under Section 3.07 of the Bond Indenture in lieu of a lost, stolen or destroyed Bond shall, except as otherwise provided in said Section 3.07, be deemed to evidence the same debt as the lost, stolen or destroyed Bond.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Principal Account” means the account of that name established in the Debt Service Fund pursuant to Section 5.01(a) of the Bond Indenture.

“Principal Payment Date” means any date on which any amounts payable with respect to the principal of the Bonds shall become due, whether upon redemption (including without limitation sinking fund redemption), acceleration, maturity or otherwise.

“Project” means the construction, start-up and operation and maintenance by the Company of one or more flat-roll steel mini mills constructed or to be constructed on land located in Mississippi County, Arkansas.

“Project Costs” means all costs and expenses incurred by the Grantors and their Subsidiaries in connection with the ownership, occupation, construction, testing, starting, repair, operation, maintenance and use of the Project, the training of personnel relating to the Project, the financing of the Project and activities reasonably related thereto, in each case incurred prior to August 23, 2017.

“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Company’s or its Restricted Subsidiaries’ initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act.

“Purchase Agreement” means the Bond Purchase Agreement with respect to the 2020 Bonds, dated the date of the Limited Offering Memorandum, by and among the Bond Issuer, the Company and the Underwriter, and any similar agreement with respect to Additional Bonds.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“Qualified Capital Contribution” means cash common equity capital contributions to, or cash proceeds from the issuance of Capital Stock in, Big River Steel Holdings LLC, a Delaware limited liability company, which Big River Steel Holdings LLC, upon receipt, contributes to Parent, which in turn, upon receipt, contributes to the Company.

“Qualified Equity Interests” means Equity Interests that are not Disqualified Stock.

“Qualified Institutional Buyer” has the meaning set forth in Rule 144A promulgated under the Securities Act of 1933, as amended.

“Qualified Investments” means (a) any of the following: bonds, debentures, notes or other evidence of indebtedness, other than subordinated or junior bonds, debentures, notes or other evidence of indebtedness, issued or guaranteed, other than on a subordinated or junior basis, by any of the following federal agencies, and any other agency or other instrumentality subsequently created by an act of the United States Congress, which are not backed by the full faith and credit of the United States of America: U.S. Export-Import Bank (Eximbank) direct obligations or fully guaranteed certificates of beneficial ownership; Farmers Home Administration certificates of beneficial ownership; securities of the Federal Financing Bank; Federal Housing Administration debentures; General Services Administration participation certificates; Federal National Mortgage Association senior debt obligations and mortgage-backed securities; Federal Home Loan Mortgage Corporation senior debt obligations and mortgage-backed securities; Federal Farm Credit Bank senior debt obligations and mortgage-backed securities; Government National Mortgage Association guaranteed mortgage-backed bonds and guaranteed pass-through obligations; Student Loan Marketing Association senior debt obligations; U.S. Maritime Administration guaranteed Title XI financing obligations; and U.S. Department of Housing and Urban Development project notes, local authority bond, new communities debentures-U.S. government guaranteed debentures and U.S. public housing notes and bonds-U.S. government guaranteed public housing notes and bonds and (b) securities evidencing ownership of the right to payment of specific principal or interest payments on an obligation described in (a) above, provided that such securities were created by or on behalf of the issuer of the applicable obligation and are held in the custody of a bank or trust company having a reported capital, surplus and undivided profits of at least $25,000,000 and a rating on its unsecured, unenhanced short-term obligations in the highest short-term category by at least one Rating Agency, in a special account separate from the general assets of such custodian.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) or (2) constituting a receivables financing facility.

“Quotation Agent” means BofA Securities, Inc. or another bank, underwriter, or financial institution determined by the Company and reasonably acceptable to the Bond Issuer.

“Rating” means the credit rating of the Bonds by the Rating Agencies.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or if both do not make a rating on the Bonds publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which will be substituted for Moody’s or S&P or both, as the case may be.

“Ratings Reaffirmation” means in the case of an event or proposed event, a reaffirmation by either of the Rating Agencies rating the Bonds that the then current Ratings on the 2020 Bonds will not be lower, after giving effect to the event or proposed event, than the Ratings of the 2020 Bonds in effect immediately prior to such event or proposed event.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) of any Grantor in any real property, including Mortgaged Premises, distribution centers and warehouses and corporate headquarters and administrative offices.

“Rebate Fund” means the fund of that name established pursuant to Section 5.01(c) of the Bond Indenture.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by the Company, BRS Finance Corp. or any Restricted Subsidiary pursuant to which such party consummates a “true sale” of its receivables to a nonrelated third party on market terms as determined in good faith by the Company; provided that such Receivables Financing Transaction is (i) non-recourse to Parent, the Company, BRS Finance Corp. and the Restricted Subsidiaries and their assets, other than any recourse solely attributable to a breach by Parent, the Company, BRS Finance Corp. or any Restricted Subsidiary of representations and warranties that are customarily made by a seller in connection with a “true sale” of receivables on a non-recourse basis and (ii) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Redemption Account” means the account of that name established in the Debt Service Fund pursuant to Section 5.01(a) of the Bond Indenture.

“Redemption Date” means a date on which the 2020 Bonds are subject to redemption pursuant to the terms of the Bond Indenture.

“Refinance” has the meaning assigned in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness”.

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Company or any Restricted Subsidiary, (y) Disqualified Stock issued by the Company or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, including Refinancing Indebtedness, so long as: (1) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (a) the principal amount of (or accreted value, if applicable) the Indebtedness, the amount of the Preferred Stock or the liquidation preference of the Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clause (b) and (c), the “Incremental Amounts”); (2) such Refinancing Indebtedness has a: (a) Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; (b) final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the maturity date of the Bonds; and (3) to the extent such Refinancing Indebtedness Refinances (i) Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such Refinancing constitutes a Restricted Payment permitted by Section 6.01 of the Bond Financing Agreement and the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company— Limitation on Restricted Payments,” such Refinancing Indebtedness is subordinated to the Bonds or the Guarantee thereof at least to the same extent as the applicable Refinanced Debt or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively. Refinancing Indebtedness will not include: (a) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Subsidiary Guarantor that refinances Indebtedness or Disqualified Stock of the Company; (b) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or (c) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and, provided, further that (x) clause (2) of this definition will not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under Section 6.03(b)(3) of the Bond Financing Agreement and clause (3) of the second paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an Investment or acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (y) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (2) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (2) of this definition).

“Register” means the books kept and maintained by the Registrar for registration and transfer of Bonds pursuant to the Bond Indenture.

“Registrar” means the Trustee, or any successor Registrar which shall have become such pursuant to applicable provisions of the Bond Indenture.

“Regular Record Date” means the close of business on the fifteenth day preceding each Interest Payment Date.

“Regulations” means Treasury Regulations promulgated pursuant to the Code.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Required Term Lenders” means the “Required Lenders” (or an equivalent term with substantially similar meaning) under and as defined in the Term Loan Credit Agreement.

“Required Delayed Draw Term Lenders” means the “Required Senior Term Lenders” (or an equivalent term with substantially similar meaning as the meaning of such term in the Original KfW Credit Agreement) under and as defined in the Specified Pari Passu Lien Debt Documents.

“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, executive vice president, director of finance, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person. Unless otherwise specified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Company.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary and BRS Finance Corp.) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary”. Wherever the term “Restricted Subsidiary” is used with respect to any Subsidiary of a referenced Person that is not the Company, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Company on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Company (unless such transactions would include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with the Bond Financing Agreement).

“Revenue Account” means the account entitled the “Revenue Account” held by the Depository Bank under the Deposit Agreement.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease- Back Transaction” means any arrangement providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing. The net proceeds of any Sale and Lease-Back Transaction will be determined giving effect to transaction expenses and the tax effect of such transactions (including taxes paid or payable and tax attributes used as a result of such transactions).

“Sanctions” means any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the European Union, Her Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority.

“SCF” means Stonebriar Commercial Finance LLC, a Delaware limited liability company.

“SEC” means the U.S. Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

“Second Specified Pari Passu Lien Debt Threshold Date” means the date, after the occurrence of the First Specified Pari Passu Lien Debt Threshold Date, on which the sum of (1) the outstanding principal amount of the term loans under the Specified Pari Passu Lien Debt Documents plus (2) from and after the occurrence of the Initial Funding Date, the commitments under the Specified Pari Passu Lien Debt Documents subject to the Specified Commitment Condition is less than 50% of the aggregate outstanding principal amount of all Pari Passu Lien Debt or less than the aggregate outstanding principal amount of the largest Series of Pari Passu Lien Debt other than the Pari Passu Lien Debt incurred under the Specified Pari Passu Lien Debt Documents.

“Secured Hedging Obligations” means any Hedging Obligations under a Hedge Agreement entered into between the Company or another Grantor and a Hedge Bank or any guarantee thereof by the Company or another Grantor.

“Secured Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary secured by a Lien.

“Secured Parties” means (a) the Collateral Agent, (b) each Holder, (c) the Trustee, (d) each other Pari Passu Lien Secured Party and (e) the successors, replacements and assigns of each of the foregoing, and shall include, without limitation, all former Collateral Agent, Holder, Trustee and the Pari Passu Lien Secured Party to the extent that any Obligations owing to such Persons were incurred while such Persons were Collateral Agent, Holder, Trustee or Pari Passu Lien Secured Party and such Obligations have not been paid or satisfied in full.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and

(b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Company or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Company or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Company or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Documents” means the Collateral Trust Agreement, each Additional Pari Passu Lien Debt Designation, each of the other Pari Passu Lien Security Documents, each of the other security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments, agreements creating a security interest, charge or encumbrance of any kind, and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Collateral Trust Agreement.

“Senior Indebtedness” means:

(1)       all Indebtedness of the Company or BRS Finance Corp. or any Subsidiary Guarantor outstanding under the Term Loan Credit Agreement, the Notes Indenture and related guarantees, the 2019 Bond Financing Agreement and related guarantees, the ABL Facility and the Bond Financing Agreement and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Company or BRS Finance Corp. or any Subsidiary Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts and all obligations of the Company or BRS Finance Corp. or any Subsidiary Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)       all (a) Hedging Obligations (and guarantees thereof) and (b) obligations in respect of Cash Management Services (and guarantees thereof), in the case of each of clauses (a) and (b), owing to a lender under the Term Loan Credit Agreement, the ABL Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation or Cash Management Obligations was entered into); provided that such Hedging Obligations and obligations in respect of Cash Management Services, as the case may be, are permitted to be incurred under the terms of the Bond Financing Agreement;

(3)       any other Indebtedness of the Company or BRS Finance or any Subsidiary Guarantor permitted to be incurred under the terms of the Bond Financing Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Obligations under the Bond Financing Agreement or any related Guarantee; and

(4)       all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided that Senior Indebtedness will not include: (a) any obligation of such Person to the Company or any of its Subsidiaries; (b) any liability for federal, state, local or other taxes owed or owing by such Person; (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business or consistent with industry practice; (d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or (e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Bond Financing Agreement.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt outstanding on the last day of such Test Period minus the aggregate amount of cash and Cash Equivalents of the Company and the Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Company and the Restricted Subsidiaries or (y) are restricted in favor of the lenders or investors under the Term Loan Credit Agreement, the ABL Facility or Other Pari Passu Lien Obligations, to (b) Consolidated EBITDA of the Company for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Senior Secured Notes” means $600.0 million aggregate principal amount of 7.250% Senior Secured Notes issued by the Company and BRS Finance Corp., as co-issuers.

“Series” means Bonds identified as a separate series that are authenticated and delivered on original issuance and any Bonds thereafter authenticated and delivered in lieu of or in substitution for such Bonds pursuant to the Bond Indenture, or any Supplemental Indenture.

“Series 2020 Construction Account” means the account of that name established in the Construction Fund pursuant to Section 5.01(b) of the Bond Indenture.

“Series 2020 Costs of Issuance Account” means the account of that name established in the Construction Fund pursuant to Section 5.01(b) of the Bond Indenture.

“Series 2020 Note” means the Closed End Line of Credit Promissory Note, Series 2020, dated the Closing Date, from the Company to the Bond Issuer, and assigned to the Trustee, issued to secure the Company’s obligations under the Bond Financing Agreement, and any other promissory note delivered in connection with Additional Bonds.

“Series of Pari Passu Lien Debt” means, severally, Funded Debt under the Term Loan Credit Agreement, the Notes Indenture, the Specified Pari Passu Lien Debt Documents, the 2019 Bond Financing Agreement, the Bond Financing Agreement, and each other issue or series of Pari Passu Lien Debt for which a single transfer register is maintained.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Closing Date; provided that notwithstanding the foregoing, in no event will any Securitization Subsidiary be considered a Significant Subsidiary for purposes of Sections 7.05, 7.06 and 7.07 of the Bond Financing Agreement and clauses (e), (f) and (g) of the provisions described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Events of Default.”

“Similar Business” means (1) any business conducted or proposed to be conducted by the Company or any Restricted Subsidiary on the Closing Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses which the Company and its Restricted Subsidiaries conduct or propose to conduct as of the Closing Date.

“SMS Direct Agreement” means that certain direct agreement dated as of May 31, 2019 by and among the Borrower, SMS Site Services Inc., SMS Group GMBH and the Collateral Agent.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date:

(1)           the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise,

(2)           the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured,

(3)           such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and

(4)           such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.

The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Special Record Date” means, with respect to any Bond, the date established by the Trustee in connection with the payment of overdue interest on that Bond pursuant to the Bond Indenture.

“Specified Access Period” means for the Commercial Building Collateral or the Equipment Lease Collateral, as the case may be, the period, which begins on the earlier of (i) the day on which the ABL Agent provides the Commercial Building Lender or the Equipment Lessor, as the case may be, with an enforcement notice described in the Intercreditor Agreement and as described in the Limited Offering Memorandum under the heading “SECURITY AND SOURCES OF PAYMENT FOR THE 2020 BONDS AND OTHER PARI PASSU LIEN DEBT—Intercreditor Agreement;” and (ii) the date on which the Commercial Building Lender or SCF, as the case may be, provides the ABL Agent with the notice required pursuant to the Intercreditor Agreement and as described in the Limited Offering Memorandum under the heading “SECURITY AND SOURCES OF PAYMENT FOR THE 2020 BONDS AND OTHER PARI PASSU LIEN DEBT—Intercreditor Agreement that the Commercial Building Lender or the Equipment Lessor (or any of their agents), as the case may be, has either obtained possession or control of such Commercial Building Collateral or Equipment Lease Collateral, as applicable, or sold or otherwise disposed of such Commercial Building Collateral or Equipment Lease Collateral, as applicable, and ends on the earliest of (A) the 180th day after such date; (B) the date on which all or substantially all of the ABL Priority Collateral located on the Commercial Building Collateral and the Equipment Lease Collateral is sold, collected or liquidated; and (C) the Discharge of ABL Obligations.

“Specified Commitment Condition” has the meaning specified in the definition of Initial Funding Date.

“Specified Pari Passu Lien Debt Representative” means KfW IPEX-Bank GmbH, whether acting in its own capacity or as agent to the lenders under any Specified Pari Passu Lien Debt Document or any of its Affiliates, or any other such representative that has been designated as “Specified Pari Passu Lien Debt Representative” by the Company in accordance with the Collateral Trust Agreement, that delivers a Collateral Trust Joinder in the form of Exhibit B to the Collateral Trust Agreement.

“Specified Pari Passu Lien Debt” means the Indebtedness incurred pursuant to the Specified Pari Passu Lien Debt Documents.

“Specified Pari Passu Lien Debt Documents” means (a) any credit agreement described in the Collateral Trust Joinder delivered by the Specified Pari Passu Lien Debt Representative governing Funded Debt that is designated by the Company as “Pari Passu Lien Debt” for the purposes of the Pari Passu Lien Debt Documents in an Additional Pari Passu Lien Debt Designation executed and delivered in accordance with the Collateral Trust Agreement and (b) any other credit agreement entered into subsequent to the delivery of the Collateral Trust Joinder described in clause (a) above governing another Series of Pari Passu Lien Debt for which the Specified Pari Passu Lien Debt Representative maintains the transfer register and is appointed as a representative of the Pari Passu Lien Debt (for purposes related to the administration of the Pari Passu Lien Security Documents) pursuant to such credit agreement or other agreement and which governs Funded Debt that is designated by the Company as “Pari Passu Lien Debt” for the purposes of the Pari Passu Lien Debt Documents in an Additional Pari Passu Lien Debt Designation executed and delivered in accordance with the Collateral Trust Agreement; provided, however, that no credit agreement may be designated as, or deemed to be, a “Specified Pari Passu Lien Debt Document” if such credit agreement provides for any of the following: (i) payment of interest in cash rather than solely in kind during a Specified SPOC Period, (ii) scheduled amortization payments of principal or other repayments of principal during a Specified SPOC Period (it being understood that such credit agreement will have scheduled amortization payments of principal following the expiration of the Specified SPOC Period and that none of the foregoing shall prohibit the payment of interest in cash or payment of principal during the Specified SPOC Period as long as such payment is in each case funded solely with the proceeds of Qualified Capital Contributions), or (iii) the scheduled final maturity of the Funded Debt evidenced thereby that is prior to the scheduled final maturity of the Senior Secured Notes.

“Specified Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a Governmental Authority in contemplation of such leasing, and which is in connection with the purchase by the Company or an Affiliate of industrial development revenue bonds, or similar instruments, of a Governmental Authority and pursuant to which payments of principal, premiums and interest thereon are payable solely from income derived by such Governmental Authority from such leasing arrangement, including the arrangement contemplated by the Act 9 Bond Documents solely to the extent that parties under the Act 9 Bond Documents “net settle” any and all payments under such arrangement pursuant to the terms thereof, including pursuant to the Home Office Payment Agreement, dated as of April 28, 2015.

“Specified SPOC Period” means a period after the Initial Funding Date ending on the earlier to occur of (i) 6 months following SPOC and (ii) 30 months following the Initial Funding Date.

“Specified Transaction” means (i) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Company, in each case, in connection with an acquisition or Investment, (ii) any designation of operations or assets of the Company or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (iii) any Investment that results in a Person becoming a Restricted Subsidiary, (iv) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with the Bond Financing Agreement (v) any purchase or other acquisition of a business of any Person, or assets constituting a business unit, line of business or division of any Person, (vi) any Asset Sale (without regard to any de minimis thresholds set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Company or (b) of a business, business unit, line of business or division of the Company or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise, (vii) any operational changes identified by the Company that have been made by the Company or any Restricted Subsidiary during the Test Period or (viii) any Restricted Payment or other transaction that by the terms of the Bond Financing Agreement requires a financial ratio to be calculated on a pro forma basis.

“SPOC” means the “starting point of credit” as determined pursuant and in accordance with the OECD Rules and any then applicable policies and regulations of any relevant export credit agency.

“Standstill Commencement Date” has the meaning set forth in the definition of “CTA Parties Standstill

Period.”

“Subordinated Indebtedness” means, with respect to the Obligations under the Bond Financing Agreement and the Series 2020 Note, (1) any Indebtedness of the Company that is by its terms subordinated in right of payment thereto, and (2) any Indebtedness of any Guarantor that is by its terms subordinated in right of payment to the Guarantee of such entity of the Obligations under the Bonds Financing Agreement and the Series 2020 Note.

“Subsidiary” means, with respect to any Person:

(1)  any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.00% of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)  any partnership, joint venture, limited liability company or similar entity of which: (i) more than 50.00% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantee” means the Guarantee of a Subsidiary Guarantor.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company, if any, that Guarantees the Obligations under the Bond Financing Agreement in accordance with the terms of the Guarantee (excluding any Parent Company that provides any such guarantees).

“Supplemental Indenture” means any indenture supplemental to the Bond Indenture entered into by and between the Issuer and the Trustee in accordance with Article VIII of the Bond Indenture.

“Tax-Exempt Bonds” means any Bonds, including the 2020 Bonds, the interest on which is (i) excludable from gross income for federal income tax purposes, except with respect to interest on any such Bond for any period during which such Bond is held by a person who, within the meaning of Section 147(a) of the Code, is a “substantial user” or a “related person” to such a “substantial user” of the facilities financed or refinanced with the proceeds of such Bond, and (ii) an item of tax preference that is includable in alternative minimum taxable income for purposes of determining the alternative minimum tax.

“Tax-Exempt Obligation” means (a) any obligation the interest on which is excludable from gross income under Section 103(a) of the Code and which is rated at least “AA” or its equivalent by at least one Rating Agency and is not a “specified private activity bond” within the meaning of Section 57(a)(5)(C) of the Code, or (b) any interest in a regulated investment company, the income of which is at least 95% excludable to the holder under Section 103(a) of the Code, and which invests all its invested assets in obligations described in clause (a) hereof and is rated “Aam” or “AAm-G” or its equivalent by a Rating Agency.

“Tax-Exempt Project” has the meaning ascribed to such term in the Bond Financing Agreement.

“Tax-Exempt Project Costs” means any and all costs incurred by the Bond Issuer or the Company in connection with the acquisition, construction, and equipping, as the case may be, of the Tax Exempt Project, and all other costs permitted by the Act and the Code to be paid or reimbursed from the proceeds of the 2020 Bonds including, but not limited to, the following:

(i)        (a) the cost of the preparation of plans and specifications (including any preliminary study or planning thereof or any aspect thereof), (b) the cost of acquisition and construction thereof and all construction, acquisition, and installation expenses required to provide utility services or other facilities and all real or personal properties deemed necessary in connection therewith (including development, architectural, engineering, and supervisory services with respect to any of the foregoing), and (c) any other costs and expenses relating to the acquisition, construction, and placing in service thereof;

(ii)       the purchase price of the equipment in connection therewith, including all costs incident thereto, payment for labor, services, materials, and supplies used or furnished in site improvement and in the construction thereof, including all costs incident thereto, payment for the cost of the construction, acquisition, and installation of utility services or other facilities in connection therewith, payment for all real and personal property deemed necessary in connection therewith, payment of consulting and development fees in connection therewith, and payment for the miscellaneous expenses incidental to any of the foregoing items including the premium on any surety bond;

(iii)      the fees or out-of-pocket expenses, if any, of those providing services with respect thereto, including, but not limited to, architectural, engineering, development and supervisory services;

(iv)      any other costs and expenses relating to the Tax Exempt Project, including, without limitation, interest expense, that constitute costs or expenses for which the Company may expend 2020 Bond proceeds under the Act, but other than costs of issuance of the 2020 Bonds; and

(v)       reimbursement to the Company for any costs described above paid by it, whether before or after the execution of the Bond Financing Agreement; provided, however, that reimbursement for any expenditures made prior to the execution of the Bond Financing Agreement, as applicable, from the Construction Fund shall only be permitted for expenditures meeting the requirements of the Regulations, including but not limited to, §1.150-2 of the Regulations.

“Term Loan” means the loan of the proceeds of the Term Loan Credit Agreement from the lenders and other entities party thereto to the Company, pursuant to the Term Loan Credit Agreement.

“Term Loan Administrative Agent” means Goldman Sachs Bank USA.

“Term Loan Credit Agreement” means the first lien secured term loan credit agreement, dated as of August 23, 2017, by and among the Company, Parent, Goldman Sachs Bank USA, as the administrative agent, and the lenders and other entities party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including any replacement thereof if such replacement thereof which has been designated as Additional Pari Passu Lien Debt under the Collateral Trust Agreement.

“Test Period” in effect at any time means the Company’s most recently ended four consecutive fiscal quarters for which internal financial statements are available (as determined in good faith by the Company).

“Top Parent” means Big River Steel Parent LLC and any successor thereof.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding on the last day of such Test Period minus the aggregate amount of cash and Cash Equivalents of the Company and the Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Company or (y) are restricted in favor of the Term Loan Credit Agreement, the ABL Facility or Other Pari Passu Lien Obligations to (b) Consolidated EBITDA of the Company for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Trust Estate” has the meaning given to such term in the Bond Indenture.

“Trust Estate Revenues” means (a) the Bond Financing Payments, (b) all of the moneys received or to be received by the Bond Issuer or the Trustee in respect of payment of the amounts owing under the Bond Financing Agreement, (c) all moneys and investments in the Debt Service Fund (created and held under the Bond Indenture), (d) with regard to a Series of Bonds, the proceeds of such Series and investments thereof in the Construction Fund (or in any account or subaccount therein relating to such Series) created and held by the Trustee for the benefit of the Bond Issuer and the holders of the Bonds until expended, (e) with regard to any other Series of Bonds, all amounts on deposit in a debt service reserve fund (if any) held for the benefit of the holders of such Series of Bonds, and (f) all income and profit from the investment of the foregoing moneys. For the avoidance of doubt, with regard to (d) herein, any proceeds of a Series of Bonds constitute “Trust Estate Revenues” only for the Series from which such proceeds were derived and for no other Series of Bonds.

“Trustee” means the Trustee at the time acting on behalf of itself and the owners of the Bonds under the Bond Indenture, originally U.S. Bank National Association, as Trustee, and any successor Trustee as determined or designated under or pursuant to the Bond Indenture.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa- 777bbbb).

“Unassigned Issuer’s Rights” shall have the meaning ascribed thereto in the Bond Financing Agreement.

“Underwriter” means, collectively, BofA Securities, Inc., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, Crews & Associates, Inc. and Truist Securities, Inc.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions of the Pari Passu Lien Security Documents relating to such perfection, priority or remedies.

“Unrestricted Subsidiary” means:

(1)  any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated);

provided:

(1)  such designation complies with Section 6.01 of the Bond Financing Agreement and as described in the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company—Limitation on Restricted Payments;” and

(2)  each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary). The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Event of Default will have occurred and be continuing and the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the Section 6.03(a) of the Bond Financing Agreement and of the first paragraph of the covenant described in the Limited Offering Memorandum under the heading “FINANCING FOR THE TAX-EXEMPT PROJECT—Bond Financing Agreement—Covenants of the Company— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3) Any such designation by the Company will be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Use of Proceeds Certificate” means the Use of Proceeds Certificate and Agreement, dated the Closing Date, between the Bond Issuer and the Company with respect to the 2020 Bonds, as amended from time to time pursuant to the terms thereof.

“USS Holdco” means U.S. Steel Holdco LLC, a wholly-owned subsidiary of US Steel.

“US Steel” means United States Steel Corporation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing: (1) the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment; by (2) the sum of all such payments; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being Refinanced (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable Refinancing will be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.00% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required under applicable law) is at the time owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.